PARTNERSHIP AGREEMENT

          THIS IS A PARTNERSHIP AGREEMENT (the "Agreement") dated as of January 28, 1995 by and between Designs JV Corp., a Delaware corporation (the "Designs Partner"), and LDJV Inc., a Delaware corporation (the "LOS Partner"). The Designs Partner and the LOS Partner are sometimes referred to individually as a "Partner" and collectively as the "Partners".


                       B A C K G R O U N D

          The Partners desire to form a general partnership that will operate retail stores. Those stores will sell Levi's(R) branded adult jeans and jeans-related products. This Agreement, together with a Participation Agreement and other agreements referred to in that Participation Agreement, address how the partnership will operate and other matters relating to the partnership.

ACCORDINGLY, THE PARTNERS HEREBY AGREE AS FOLLOWS:

                            ARTICLE 1
                           DEFINITIONS

          The capitalized terms used in this Agreement that are not defined in this Agreement have the meanings given them in the Glossary that the Partners signed as of the same date they signed this Agreement, as that Glossary may be amended from time to time.

                            ARTICLE 2
                   FORMATION, PURPOSE AND TERM

     2.1 Formation. The Partners hereby form a general partnership (the "Partnership") under the Delaware UPA. The Partners intend that, to the fullest extent possible, in any and every respect in which this Agreement departs from the Delaware UPA or any other applicable law, the provisions of this Agreement will govern the Partnership and the Partners.

     2.2  Name.  The name of the Partnership shall be "The
Designs/OLS Partnership".

     2.3 Purposes. The purposes of the Partnership are to operate OLSs and Outlets located and to be located in the Territory, while at the same time maintaining and enhancing the image of the Levi's(R) brand and earning acceptable returns for the Partners. Those purposes are referred to in this Agreement as the "Partnership Purposes".

     2.4 Powers. The Partnership shall have all the powers that may be exercised by a general partnership formed under the Delaware UPA. However, the Partnership shall exercise those powers only in order to pursue Partnership Purposes and to implement decisions reached by its Management Committee.

     2.5 Manner of Conducting Business. The Partnership at all times shall conduct its business in accordance with the highest of ethical standards. To that end, through its Management Committee (see Article 5 of this Agreement), the Partnership shall adopt a mission statement and a code of ethics.

     2.6 Principal Office. The initial principal office of the Partnership shall be located at 1244 Boylston Street, Chestnut Hill, Massachusetts 01267. As long as the Designs Partner is a partner of the Partnership, the principal office of the Partnership will be located at the principal office of Designs in the United States. If and after the Designs Partner ceases to be a partner of the Partnership, the principal office of the Partnership shall be located at a site selected by the Management Committee. See Section 5.9(k) of this Agreement.

     2.7 Term. Except as provided elsewhere in this Agreement, the Partnership shall be dissolved on January 29, 2005 (the "Termination Date"). Neither Partner shall have any obligation to extend the Partnership's term beyond the Termination Date other than to the extent necessary to wind up the Partnership in accordance with the terms of this Agreement.

                            ARTICLE 3
                  INITIAL CAPITAL CONTRIBUTIONS

     3.1 Initial Contribution by the Designs Partner. In accordance with the Participation Agreement, at the Closing, the Designs Partner is transferring to the Partnership (or causing to be transferred to the Partnership) all of Designs' and the Designs Partner's right, title and interest in and to the Contributed Assets.

     3.2 Initial Contribution by the LOS Partner. In accordance with the Participation Agreement, at the Closing the LOS Partner is transferring $5,400,000 in cash to the Partnership. That contribution shall be adjusted by means of an additional contribution by the LOS Partner to the Partnership or a refund by the Partnership to the LOS Partner if and to the extent required by Subsection 2.3(e) of the Participation Agreement.

     3.3 Partnership Interests. In exchange for its equity contributions, each Partner shall receive an uncertificated equity interest in the Partnership (each a "Partnership Interest"). After the contributions described in Sections 3.1 and 3.2 of this Agreement, the Designs Partner shall have a 70 percent Partnership Interest and the LOS Partner shall have a 30 percent Partnership Interest. (The percentage interest that each Partnership Interest represents in the Partnership is called a "Percentage Interest".) The Partnership Interests shall represent interests in the Partnership as a legal entity, not an interest in any Partnership Assets as such.

     3.4  Assumption of Commitments.  At the Closing, the
Partnership is assuming certain obligations of Designs in accordance with Sections 2.4 and 2.5 of the Participation
Agreement.  As explained in Section 2.6 of the Participation
Agreement, the Partnership is not assuming any other obligations or liabilities.

                            ARTICLE 4
                     FUTURE CAPITAL SOURCES

     4.1 In General. Generally speaking, the Partners intend that the Partnership's working capital and funds for its future expansion will come from Partnership operations and Partnership borrowings from third parties. The Partners may also decide that they or their Affiliates should contribute or loan additional funds to the Partnership or guaranty third-party debt. However, any and all uses of outside funds or credit support (whether from a Partner, an Affiliate of a Partner or another Person) must be approved in accordance with this Agreement.

     4.2 Guaranties and Other Contributions and Borrowings. Neither Partner and no Affiliate of either Partner shall be required to make any loan to the Partnership, to guaranty any Debt or obligations of the Partnership or to make any capital contribution to the Partnership (except as required by Article 3 of this Agreement or Section 2.8 of the Participation Agreement), unless both Partners agree to the contribution, guaranty or loan, including all its terms and conditions. In addition, except as permitted by Section 4.3, neither Partner and no Affiliate of either Partner shall be permitted to make any loan to the Partnership, unless both Partners agree to that loan, including all its terms and conditions. Assent by a Partner to a Business Plan, whether by means of this Agreement or that Partner's representatives on the Management Committee, shall not constitute an undertaking by that Partner to make a capital contribution or extend a guaranty or loan to or on behalf of the Partnership unless the Business Plan, as so approved, expressly states otherwise.

     4.3 Consequences of Failure to Fund. If and after a Partner becomes obligated to make a capital contribution or to loan funds to the Partnership, then, if that Partner
(a "Defaulting Partner") fails to advance any of the committed funds when required, the other Partner (the "Non-Defaulting Partner") shall be entitled to advance all, some or none of those funds and also all, some or none of the funds, if any, that the Non-Defaulting Partner had committed to advance. (Any and all such loans, including any and all loans representing funds that the Non-Defaulting Partner had committed to advance if, in fact, it advances them, are referred to as "Cure Loans".) The Non-Defaulting Partner must extend a Cure Loan, if at all, no later than 75 days after the Defaulting Partner was required to advance funds. Subject to the terms imposed by any then-existing Debt of the Partnership (other than the terms of any such Debt to the Defaulting Partner or any Affiliate of the Defaulting Partner), Cure Loans shall be senior obligations of the Partnership and shall be secured by all the Partnership Assets. Cure Loans shall bear interest at a rate equal to 300 basis points in excess of the interest rate that would have applied to the loan that the Defaulting Partner was required to fund (if the default related to a loan commitment) or 500 basis points in excess of the Base Rate (if the default related to a capital commitment). Interest on Cure Loans shall be paid quarterly and all principal shall be paid 18 months after the Cure Loan is extended. All Cure Loans, whether or not payable to the same Partner, shall be pari passu (that is, on an equal footing) with all other Cure Loans. Cure Loans shall be recourse both to the Partnership and, severally in accordance with their respective Percentage Interests, to the Partners. A Partner shall not be entitled to any distribution from the Partnership (including, for example, a distribution under Section 14.4 of this Agreement), unless and until all Cure Loans arising from that Partner's failure to advance funds to the Partnership which that Partner was required to advance have been paid in full. However, a Partner's failure to advance funds to the Partnership which that Partner was required to advance or a Partner's failure to discharge its recourse obligations respecting a Cure Loan shall not be deemed a Material Breach. Each Partner hereby grants an irrevocable power of attorney to the other Partner to act on behalf of the granting Partner, if and after the granting Partner becomes a Defaulting Partner, in order to sign and deliver all documents and take all other actions that the Non-Defaulting Partner reasonably concludes are necessary or useful in order to implement this Section 4.3. That power of attorney also authorizes the Non-Defaulting Partner to sign documents and take other actions on behalf of the Partnership for that same purpose.

                            ARTICLE 5
                           MANAGEMENT

     5.1 In General. The Partners believe that the Partnership is most effectively managed through the active participation of both Partners. The Partners intend to accomplish that in four principal ways. First, they will appoint representatives to a Management Committee (the "Management Committee"). The Management Committee will be a forum for policy formation and have overall responsibility for management and control of the business and affairs of the Partnership. Second, the Partners and the Management Committee will select a General Manager for the Partnership and work with that General Manager. Third, they will participate directly in their areas of special expertise (operations for the Designs Partner and marketing and merchandising for the LOS Partner). Finally, the Management Committee will consider and approve an annual Business Plan for the Partnership. This Article 5 and Articles 6 and 7 elaborate these principles.

     5.2 Membership. The Management Committee shall have six members. The Designs Partner shall appoint four of those members and the LOS Partner shall appoint the other two members. The Partners' initial appointments to the Management Committee are set forth on Schedule 5.2 to this Agreement. Any member of the Management Committee may resign from the Management Committee at any time by giving written notice to both Partners and the Partnership. Either Partner at any time may replace any one or more of its representatives on the Management Committee or fill any vacancies created by the removal, resignation or other departure of one or more of its representatives by giving written notice to the Partnership and the other Partner. However, a Partner may not take any such action with respect to the other Partner's representatives on the Management Committee or any vacancy on the Management Committee reserved for the other Partner's representative. Moreover, the Management Committee may not take any such action with respect to any of its members or any vacancies on the Management Committee.

     5.3 Chair. One member of the Management Committee shall serve as its Chair. The Designs Partner shall select the initial Chair, who shall serve until the end of the 1996 Fiscal Year.
The LOS Partner shall select the next Chair, who shall serve during the 1997 Fiscal Year. Thereafter, the Designs Partner and the LOS Partner shall take turns appointing the Chair for each successive Fiscal Year (the Designs Partner for the 1998 Fiscal Year, the LOS Partner for the 1999 Fiscal Year, etc.).

     5.4 Quorum. A quorum for the conduct of business by the Management Committee shall consist of two members of the Management Committee appointed by the Designs Partner and one member appointed by the LOS Partner. A quorum must be present when the Management Committee votes on a matter in order for that vote to be effective. However, members constituting less than a quorum may adjourn a meeting of the Management Committee at any time.

     5.5 Voting. Each member of the Management Committee shall be entitled to one vote. In order to be approved, Major Actions (see Section 5.9 of this Agreement) must be approved by the affirmative vote of a majority of the members appointed by the Designs Partner who participate in the meeting and by the affirmative vote of a majority of the members appointed by the LOS Partner who participate in the meeting. For example, in order for a Major Action to be approved at a meeting attended by three representatives of the Designs Partner and two representatives of the LOS Partner, at least two of those representatives of the Designs Partner and both representatives of the LOS Partner must vote for that action. All decisions by the Management Committee not constituting Major Actions must be approved by the affirmative vote of a majority of all the members who participate in the meeting. In lieu of a meeting, the Management Committee may take any action by means of a written consent signed by that number of members (including that number of representatives of each Partner) necessary to vote in favor of an action in order for that action to be approved at a meeting of the Management Committee.

     5.6 Meetings. The Management Committee shall meet at least six times during each Fiscal Year or, after the 1996 Fiscal Year, as often as may otherwise be determined by the Management Committee but in no event less than four times during each Fiscal Year. The Management Committee shall also hold a special meeting at the request of either Partner at any time, albeit subject to the notice requirements of Section 5.7. Unless both Partners agree otherwise, as long as the Management Committee is meeting at least six times during each Fiscal Year, at least four meetings shall be held at the Partnership's headquarters and at least two meetings shall be held at a location selected by the LOS Partner. However, any member may participate in any meeting by telephone, video conference or other electronic medium, provided that all members who participate in the meeting can hear all other members who participate in the meeting.

     5.7 Notices. Meetings of the Management Committee, whether regular or special, shall be held on at least ten days' written notice to all members of the Management Committee. Any member may waive notice of a meeting, in writing, either before or after a meeting. In addition, if a member participates in a meeting and does not protest the lack of proper notice at the beginning of the meeting, that member's participation shall constitute a waiver of notice for that meeting.

     5.8 Subcommittees. In accordance with Section 5.9, the Management Committee from time to time may delegate any and all of its powers and functions to one or more committees. If and when it appoints a committee, the Management Committee shall specify the procedures and decisionmaking rules (that is, rules regarding the sorts of matters addressed in Sections 5.3 through
5.7 of this Agreement) that shall govern the committee's deliberations. In accordance with Section 5.9, the Management Committee may at any time cause any powers or functions to be withdrawn from a committee or cause any committee to be disbanded, and may also modify any procedures or decisionmaking rules under which an existing committee operates.

     5.9 Major Actions. This Section 5.9 contains a list of matters, actions and decisions (collectively "Major Actions") which require a special vote of the Management Committee unless they are already required by this Agreement. (An example of an action "required by this Agreement" is a sale of one or more OLSs in accordance with Article 14 of this Agreement.) In the absence of such a vote or provision in this Agreement, neither the Partnership nor any Person purporting to act on behalf of the Partnership shall:

          (a) incur any Debt in excess of $50,000 or materially modify the terms of any existing Debt involving more than that amount;

          (b) make any loans or advances or grant any financial guaranties except (i) in connection with normal credit arrangements with vendors, (ii) investments in the ordinary course of business such as demand deposits, certificates of deposits and bank repurchase agreements and (iii) endorsements for collection;

          (c) sell or lease to others any Partnership Asset or group of related Partnership Assets (except for sales of inventory in the ordinary course of business), if the depreciated book value of such asset or assets exceeds $100,000;

          (d) purchase or lease from others any asset or group of related assets (except for purchases of inventory in the ordinary course of business), if the purchase price or total lease payments for such assets or group of assets are likely to exceed $100,000;

          (e)  approve a Business Plan (the subject of Business
Plans is addressed in Article 7 of this Agreement);

          (f) enter into, amend or terminate any agreement or arrangement, not otherwise described in a Business Plan, which is likely to require total payments by or to the Partnership in excess of $100,000;

          (g) incur operating expenses during any Fiscal Year that, together with the other operating expenses incurred during that Fiscal Year, exceed by more than 10 percent the total operating expenses specified in the Business Plan that was approved for that Fiscal Year;

          (h) make any capital expenditure that exceeds, by the lesser of 10 percent or $20,000 (prorated for the Partnership's "short" first Fiscal Year), any capital expenditure line item in any Business Plan approved for that Fiscal Year, but excluding unbudgeted capital expenditures during any Fiscal Year not exceeding $20,000 in total (again, prorated for that first Fiscal
Year);

          (i)  establish or disband a committee of the Management
Committee or prescribe or modify the membership, powers, functions, procedures or decisionmaking rules of any such committee;

          (j) change or adopt any material accounting principles or practices;

          (k) select the location of the principal office of the Partnership if and after the Designs Partner ceases to be a partner of the Partnership;

          (l) dismiss a Consultant or select a new Consultant for any of the Stores;

          (m) make or revoke any tax election or adopt or change any Tax Accounting Method;

          (n)  change the Partnership Purposes;

          (o) sell, license, sublicense or otherwise transfer any interest in any material intellectual property to which the Partnership has rights;

          (p) approve: (i) the appointment, reappointment or removal of the GM (see Section 6.2 of this Agreement) or (ii) any employment agreement with the GM or with any other senior manager of the Partnership;

          (q) distribute cash or any other Partnership Assets to one or both of the Partners (other than as required by Section 9.3 or another provision of this Agreement) or fail to make a distribution that is required by this Agreement or was previously approved in accordance with this Subsection 5.9(q) (except that this Subsection 5.9(q) shall not apply to payments to a Partner in its capacity as a creditor of the Partnership);

          (r) locate, construct, purchase, lease or close any Store in the Territory;

          (s) issue any additional equity interests in the Partnership, whether to a Partner or any other Person, require that any Partner or other Person make any equity contribution to the Partnership or permit any Partner or other Person to make such a contribution;

          (t) except as a result of a Transfer permitted by this Agreement, admit a new partner to the Partnership;

          (u) institute, settle or compromise any lawsuit or other claim (or group of related lawsuits or claims) against or by the Partnership or affecting any Partnership Assets, or select counsel for any such lawsuit, claim or group of lawsuits or claims (except that this Subsection 5.9(u) shall not apply to any dispute or claim between the Partners or between a Partner and the Partnership);

          (v) adopt or modify any material marketing or merchandising strategy regarding product mix, trade dress, advertising or gross margin objectives; or

          (w) commit to proceed with any of the actions or matters described in this Section 5.9.

If the voting rule set forth in Section 5.5 of this Agreement results in a deadlock regarding any Major Action, either Partner may refer the deadlocked matter to non-binding mediation. The mediator shall be selected by (or in any manner prescribed by) the Partner that first seeks mediation. In trying to persuade the Partners that they should reach agreement on the deadlocked matter, the mediator shall give primary consideration to the furtherance of the Partnership Purposes. Notwithstanding the foregoing, a proposal to expand the Partnership beyond the Stores contemplated by the Partnership's 1996 Business Plan shall not be submitted to mediation.

     5.10 Matters for Management Committee. The Management Committee shall prescribe, from time to time, what matters, actions and decisions must be brought to the Management Committee for approval, as contrasted with those matters, actions and decisions that may be taken or resolved by the Partnership's management without specific approval by the Management Committee. However, all Major Actions shall be brought to the Management Committee for approval and may only be approved in accordance with Section 5.5.

     5.11  Special Rules for Insider Transactions.

          (a) In order to encourage arm's-length decision-making and irrespective of anything to the contrary set forth in this or any other Transaction Document, every decision (other than day-to-day operating decisions) regarding any agreement or arrangement between, on one hand, the Partnership and, on the other hand, a Partner or an Affiliate of a Partner may be made on behalf of the Partnership by the Partner that is neither the party nor an Affiliate of the party to that agreement or arrangement if that "disinterested" Partner chooses to make that decision. Examples include decisions to enter into, modify or terminate any such agreement or arrangement, waive any material rights under any such agreement or arrangement, and arbitrate, litigate or otherwise act in connection with any Controversy respecting any such agreement or arrangement. Accordingly, the Designs Partner, alone, will be entitled to negotiate and make decisions on behalf of the Partnership about any modification to the LOS Sublicense Agreement. Likewise, the LOS Partner, alone, will be entitled to negotiate and make decisions on behalf of the Partnership about any modification to the Designs License Agreement.

          (b) Notwithstanding Subsection 5.11(a), but subject to LS&CO.'s normal policies and procedures respecting resales of products, the GM shall make or oversee decisions on behalf of the Partnership regarding resales of closeout, slow-moving and irregular products. The GM shall direct those products to the Partnership's Outlets whenever practical. If product available from the Partnership's OLSs is insufficient to meet the Partnership's Outlets' needs, the GM shall cause the Partnership's Outlets to seek product from other sources, including Designs and any LOS Party. If, instead, the GM concludes that the Partnership's Outlets cannot profitably absorb all of the Partnership's closeout, slow-moving and irregular merchandise, the GM shall cause the Partnership to offer the excess merchandise:

          (i) during Fiscal Years ending in an even integer (Fiscal Year 1996, Fiscal Year 1998, etc.): (x) first to Designs at a price equal to 65 percent of the Partnership's cost for such merchandise; then (y) if and to the extent Designs does not purchase at that price, to outlets located outside the Territory owned by LOS or another LOS Party at that same price and then
          (z) if and to the extent no LOS Party purchases at that price, to any and all resellers, including LOS Parties and Designs, at the best price available and

          (ii) during Fiscal Years ending in an odd integer (Fiscal Year 1997, Fiscal Year 1999, etc.): (x) first to outlets located outside the Territory owned by LOS or another LOS Party at a price equal to 65 percent of the Partnership's cost for such merchandise; then
          (y) if and to the extent no LOS Party purchases at that price, to Designs at that same price and then (z) if and to the extent Designs does not purchase at that price, to any and all resellers, including LOS Parties and Designs, at the best price available.

For purposes of applying these rules, merchandise shall be attributed to a particular Fiscal Year (one ending in an odd integer or one ending in an even integer) on the basis of the Fiscal Year during which the Partnership first identifies the merchandise as being closeout, slow-moving or irregular merchandise in accordance with its normal procedures for doing so. Designs may, from time to time, assign any or all of its rights under this Subsection 5.11(b) to any Affiliate of Designs.

     5.12 No Dissolution. A failure by the Management Committee to approve any proposed Major Action shall not result in a dissolution of the Partnership. Rather, the Partnership shall only be dissolved in accordance with the provisions of this Agreement. For example, a failure by the Management Committee to approve a Major Action that would have the effect of expanding the Partnership beyond the Stores included in the Partnership's 1996 Business Plan (see Article 7 of this Agreement) shall not result in a dissolution of the Partnership. Either Partner is entitled to evaluate expansion beyond the Stores included in that Business Plan and decide that the Partnership shall not so expand. Its doing so shall have no effect on the status of the Partnership.

     5.13 Access. Each Partner and its agents, and every member of the Management Committee, shall have access, at reasonable times and upon reasonable notice, to all facilities, operations, personnel, records, and financial and other information of or pertaining to the Partnership. However, this right shall not extend to confidential memos or other confidential documents generated by or for a Partner or an Affiliate of a Partner. Examples are plans or strategies regarding the Partnership or its ownership interest in the Partnership.

     5.14 Compensation. Except as provided in Section 19.1 of this Agreement, each Partner shall be responsible for compensating its representatives on the Management Committee for acting in that capacity and also reimbursing them for their related expenses.

                            ARTICLE 6
            SENIOR MANAGERS, EMPLOYEES AND OPERATIONS

     6.1 In General. As further elaborated in this Article 6, the Partnership shall employ the Partnership's senior managers and the store employees. In addition, Designs shall furnish certain services to the Partnership under the Administrative Services Agreement and the LOS Partner shall provide the Partnership with marketing and merchandising assistance.

     6.2 Senior Managers in General. The Partnership shall employ a General Manager (the "GM") and the other senior managers specified on Schedule 6.2. The Partnership shall also employ such other senior managers as the Management Committee may designate from time to time. Those other senior managers, if any, shall have such powers, titles and duties, not inconsistent with this Agreement, as the Management Committee shall specify. All senior managers of the Partnership shall devote their exclusive full-time efforts to operating and managing the Partnership. The Partnership's initial senior managers are identified on Schedule 6.2.

     6.3 Duties of the GM. The GM shall manage and oversee the general business and affairs of the Partnership, subject to the direction of the Management Committee. The GM shall interact with the Partners and the Management Committee, all as provided in a Business Plan approved by the Management Committee.

     6.4 Store Employees. The Partnership shall employ the persons who operate the Stores. In order to achieve that end, at the Closing Designs will authorize the Partnership to hire certain of its employees whose principal place of employment is at an Original Store. See Article 9 of the Participation
Agreement.

     6.5 Assistance by the LOS Partner. For so long as the LOS Partner is a Partner, at its own expense the LOS Partner shall provide the Partnership with guidance and assistance regarding store image and presentation, advertising, merchandising and packaging. Those activities and services will be described in one or more Business Plans approved by the Management Committee.

     6.6 Administrative Services by Designs. Designs shall provide the Partnership with operational and administrative services, including lease negotiations, site recommendations, store construction oversight, accounting, information systems, implementation of operating policies, product ordering, hiring and other personnel functions, and preparation of proposed Business Plans. It shall perform those services pursuant to and as described in the Administrative Services Agreement and in one or more Business Plans approved by the Management Committee.

                            ARTICLE 7
                          BUSINESS PLAN

     The Partnership shall prepare an annual Business Plan. The Business Plan shall: (a) include an assessment of the economy,
(b) set forth assumptions for the plan year, (c) identify important risks and opportunities for the plan year, (d) discuss ways to improve the Partnership's competitiveness in the marketplace, (e) contain financial projections and a capital budget for the plan year and (f) include a projection of the Partnership's cash flow (including from operations and for all capital expenditures) for the plan year, for the six-month period after that plan year and for the 18-month period after that six-month period. Each Business Plan shall include a concise and focused narrative and be accompanied by supporting schedules.
The Partners have approved the Partnership's initial Business Plan, the plan for the 1996 Fiscal Year. The Partnership's senior managers shall endeavor to submit a draft Business Plan to the Management Committee for its consideration on or about January 3 of each year for the next Fiscal Year (that is, for the Fiscal Year that will begin approximately the following
February 1). The Management Committee shall endeavor to approve a Business Plan by the 15th of that January.

                            ARTICLE 8
              ACCOUNTANTS AND FINANCIAL STATEMENTS

     8.1  Accountants.  The LOS Partner shall appoint the
Accountants. However, it shall furnish the Designs Partner with 15 days' written notice before it discharges any Accountants or appoints any new Accountants. The Partnership's initial
Accountants shall be Arthur Andersen LLP.

     8.2 Financial Statements. In addition to maintaining books and records to enable it to file proper tax returns, the Partnership shall maintain books and records and prepare financial statements in accordance with GAAP, as applied by Designs. It shall prepare and deliver to each Partner: (a) an estimate (consisting of sales, gross margins, major expense items and net income) for each fiscal month of the Partnership no later than five business days after each fiscal month; (b) unaudited financial statements for each fiscal month of the Partnership no later than the third Monday after each fiscal month and
(c) annual audited financial statements of the Partnership no later than 60 days after each Fiscal Year but subject to completion of the audit by the Accountants. All financial statements, both audited and unaudited, shall include a balance sheet and statements of income and cash flows. If the Partnership has any consolidated subsidiaries during the period or as of a date to which any financial statements relate, the statements shall be consolidated and shall also include consolidating statements. All financial statements shall also include comparisons with the Business Plan for the period covered. The annual financial statement shall be accompanied by an audit report of the Accountants. The Partnership shall also furnish each Partner with such financial information as that Partner may reasonably request, from time to time, in order to enable that Partner and its Affiliates to prepare its and their financial statements or for any other reasonable purpose, provided that the requesting Partner reimburses the Partnership or the Designs Partner for any reasonable, incremental out-of-pocket expenses incurred by it in satisfying that request.

     8.3 Store Specific Information. The Partnership shall also furnish the Partners with additional information intended to help them make informed decisions about, and implement, the procedures set forth in Articles 13 through 16 of this Agreement, including Sections 14.6 and 15.3, and for whatever other purposes either of the Partners may desire in connection with the Partnership or the implementation of this Agreement. To that end, within 30 days after each fiscal quarter during which the Partnership opens a new Store or adds at least $5,000 of fixed assets to any existing Store, the Partnership shall furnish each Partner with a statement showing the capitalized pre-opening expenses and gross fixed assets (for each newly-opened Store) and the gross amount of any new fixed assets (for each existing Store). In addition, with the annual financial statements, the Partnership shall furnish each Partner with an unaudited statement showing the cumulative earnings or losses for each Store from the date it was opened through the end of the Fiscal Year to which those annual statements relate and also the earnings or losses for each Store during that Fiscal Year. Schedule 8.3 explains how the Partnership shall make the calculations necessary to prepare those statements. Schedule 8.3 also explains the principles that shall be applied in preparing the "Asset Statement" referred to in Subsection 14.6(e) and the Outlet Asset Statement referred to in Section 15.4. The figures set forth in the statements required by this Section 8.3 shall bind each Partner for purposes of applying Sections 14.6 and 15.3, unless that Partner challenges those figures by written notice given within 45 days after the statements are delivered or unless the Accountants require that those figures be adjusted as a condition to their delivering an unqualified audit opinion for the Fiscal Year (in which case the adjusted figures shall bind the Partners). If a Partner challenges any of those figures within that 45-day period, the Partners shall resolve the matter using the procedures set forth in Section 20.2.

     8.4 Access. Upon reasonable notice to the Partnership, each Partner, whether through outside auditors or other representatives or its internal audit staff, shall be entitled to conduct financial and operational audits of the Partnership and its business and affairs.

                            ARTICLE 9
  CAPITAL ACCOUNTS, DISTRIBUTIONS, ALLOCATIONS AND TAX MATTERS

     9.1   Capital Accounts.  The Partnership shall maintain a
"Capital Account" for each Partner.  Consistent with the Treasury
Regulations under Code Section 704:

          (a) Each Partner's Capital Account shall be credited with (i) the amount of all cash contributed by that Partner to the Partnership's capital, (ii) the fair market value of any other property contributed by that Partner to the Partnership's capital net of any liabilities secured by that property which the Partnership is considered to assume or take subject to under Code
Section 752, (iii) that Partner's share of the Profits and
(iv) that Partner's share of any items in the nature of income or gain separately allocated to that Partner.

          (b) Each Partner's Capital Account shall be charged with (i) the amount of all cash distributions by the Partnership to that Partner, (ii) the fair market value of any other property distributed to that Partner net of any liabilities secured by that property which the Partner is considered to assume or take subject to under Code Section 752, (iii) that Partner's share of any Losses and (iv) that Partner's share of any items in the nature of loss or deduction separately allocated to that Partner.

          (c) For purposes of Subsections 9.1(a)(i) and (b)(i) only: (i) money contributed by a Partner to the Partnership includes the amount of any Partnership liabilities that are assumed by that Partner (other than liabilities described in Subsection 9.1(b)(ii) that are assumed by that Partner), but does not include increases in that Partner's share of Partnership liabilities and (ii) money distributed to a Partner by the Partnership includes the amount of that Partner's individual liabilities that are assumed by the Partnership (other than liabilities described in Subsection 9.1(a)(ii) that are assumed by the Partnership), but does not include decreases in that Partner's share of Partnership liabilities. For purposes of this Subsection 9.1(c), liabilities are considered assumed only to the extent that the assuming party is thereby subjected to liability, the creditor is aware of the assumption and can directly enforce the liability against the assuming party and, as between the assuming party and the party from whom the liability is assumed, the assuming party is ultimately liable.

          (d) If the Partnership at any time distributes any Partnership Assets to a Partner in kind, the Capital Account of each Partner shall be adjusted to account for that Partner's distributive share of the Profits or Losses (as determined under this Article 9) which the Partnership would have realized had it sold those assets at their fair market values just before they were distributed.

          (e) If any Partnership Interest is transferred in accordance with this Agreement, the transferee shall succeed to the transferor's Capital Account.

          (f) Subsections 9.1(a) through (e) of this Agreement are intended to comply with the capital account maintenance rules under Treasury Regulations Section 1.704. The Capital Accounts shall in all events be maintained in accordance with Treasury Regulations Section 1.704.

          (g) Upon completion of the contributions described in Sections 3.1 and 3.2 of this Agreement, the Designs Partner's
Capital Account shall be $12,600,000 (plus or minus any adjustment effected under Subsection 2.3(e) of the Participation
Agreement) and the LOS Partner's Capital Account shall be
$5,400,000 (minus or plus any adjustment effected under Subsection 2.3(e) of the Participation Agreement).

     9.2 No Interest on Capital. No Partner shall be entitled to interest on its capital contributions or its Capital Account.

     9.3   Cash Distributions.

          (a) Once each year, the Partnership shall distribute its Excess Cash, if any. As reflected in the definition of "Excess Cash" that appears in the Glossary, the amount of Excess Cash (if any) shall be based, in general, upon the Partnership's anticipated cash flow for each 18-month period that ends with the last day of the second quarter of each Fiscal Year beginning with the second quarter of the 1998 Fiscal Year. The first cash distribution (assuming there then is Excess Cash) shall be made within ten days after Excess Cash is determined for the 18-month period ending on the last day of the second quarter of the 1998 Fiscal Year. If there is no Excess Cash for that period, the first cash distribution shall be made within ten days after it is determined that there is Excess Cash for any succeeding 18-month period ending on the last day of the second quarter of any Fiscal Year. Except as provided elsewhere in this Agreement, all distributions by the Partnership to the Partners shall be made in accordance with the Partners' respective Percentage Interests.

          (b) Notwithstanding anything to the contrary stated or implied in Subsection 9.3(a) or elsewhere in this Agreement, during each 12-month period that begins on the last day of the first quarter of each Fiscal Year and ends on the last day of the first quarter of the next Fiscal Year, the Partnership shall distribute sufficient cash to the Partners, in proportion to their Partnership Interests, to enable them and their Affiliates to pay their corporate and franchise taxes attributable to the Partnership's income for the first of those two Fiscal Years. In order to determine the amount of those "attributed" taxes, the Partnership shall be assumed to have a combined tax rate for all such taxes of 41 percent.

     9.4   General Allocations.

          (a)  Except as provided in this Section 9.4 and in
Section 9.5, Profits and Losses and each item thereof shall be allocated to the Partners in accordance with their respective
Percentage Interests.

          (b) If a Partner acquires one or more Stores from the Partnership in accordance with clause (i) of Subsection 14.4(a), clause (i) of Subsection 14.4(b) or Subsection 15.2(a), that transaction shall be treated as a distribution by the Partnership to that Partner of that portion of that Store or those Stores which equals that Partner's Percentage Interest and a sale by the Partnership to that Partner of the remaining portion of that Store or those Stores. Any gain or loss from such a sale shall be specially allocated to the non-acquiring Partner. Notwithstanding Subsection 9.1(d) of this Agreement, any adjustment to the Partners' Capital Accounts for unrealized Profits or Losses arising from that distribution shall be allocated entirely to the acquiring Partner. If a Partner acquires one or more Stores from the Partnership in accordance with clause (ii) of Subsection 14.4(a), clause (ii) of Subsection 14.4(b) or Subsection 15.2(b), that acquisition and the related distribution of cash shall both be treated as distributions by the Partnership, with the Partners' Capital Accounts being adjusted in accordance with Section 9.1.


     9.5   Other Allocation Rules.

          (a) The Partners and their Affiliates shall be bound by this Article 9 in reporting their distributive shares of Partnership income, gain, loss, deduction and credit for federal, state and local income tax purposes.

          (b) In order to allocate them to any period, Profits, Losses and other items shall be determined on a daily, monthly or other basis, as determined by the Partnership, using any permissible method under Code Section 706. For purposes of
Section 5.9(m) of this Agreement, the choice of any such method shall be deemed to be the adoption of a "Tax Accounting Method".

          (c) With respect to any fiscal period during which any Partner's Percentage Interest changes, allocations of Profits or Losses shall take into account the varying interests of the Partners during that period in a manner consistent with Code
Section 706(d).

          (d) In accordance with Code Section 704(c), income, gain, loss and deduction with respect to any property contributed to the capital of the Partnership shall for income tax purposes be allocated between the Partners so as to take account of any variation between the adjusted basis of that property to the Partnership for such purposes and its initial Carrying Value. Moreover, in order to correct any distortions created by the ceiling rule, the Partnership shall make reasonable curative allocations in accordance with Treasury Regulations
Section 1.704-3(c). If the Carrying Value of any Partnership Asset is adjusted to equal its gross fair market value after an election by the Partnership under Treasury Regulations
Section 1.704-1(b)(2)(iv)(f), subsequent allocations of income, gain, loss and deduction respecting that asset shall take account of any variation between the adjusted basis of the asset for federal income tax purposes and its Carrying Value in the same manner as described in the previous sentence. For purposes of
Section 5.9(m) of this Agreement, the choice of reasonable curative allocations shall be deemed to be the adoption of a Tax Accounting Method. Allocations under this Subsection 9.5(d) are solely for the purpose of federal, state and local income taxes and shall not affect, or in any way be taken into account, in computing any Partner's Capital Account or share of Profits, Losses, other items or distributions under any provision of this Agreement.

     9.6   Tax Returns.

          (a) The Partnership shall file its United States federal, and any state and local, income and any other tax returns (including any extensions to file returns) in a manner consistent with the provisions of this Agreement and applicable law. The Partnership shall furnish a draft of any income tax return of the Partnership to each Partner no later than five calendar months after the close of the Partnership's taxable year. With that draft, the Accountant shall deliver a copy of its work papers used in preparing that draft. Each Partner shall provide any comments it may have respecting the draft within 30 days after it receives the draft. The Partners shall cooperate to resolve any disputes regarding the positions taken in the draft within 60 days after they receive the draft. If the Partners do not resolve the dispute within that period, either Partner may require that the dispute be resolved in accordance with Section 20.2 of this Agreement. Each Partner shall file its income and other tax returns in a manner that is consistent with the returns filed by the Partnership, the provisions of this Agreement and applicable law.

          (b) With respect to Partnership tax items reflected in the Partners' income tax returns, the Partnership and each Partner shall provide each other with copies of all correspondence and summaries of other communications with the Internal Revenue Service, the Department of the Treasury, and state and local taxing authorities regarding any items of Partnership income, gain, loss, deduction or credit. Neither Partner shall enter into any settlement negotiations with the Internal Revenue Service, the Department of the Treasury or any such other authority with respect to the United States federal or any state or local income tax treatment of any Partnership item of income, gain, loss, deduction or credit without first giving reasonable notice of such intended action to the other Partner.

     9.7 Tax Matters Partner. The Designs Partner is hereby designated as the Partnership's initial tax matters partner (the "Tax Matters Partner") for purposes of Section 6221 and later Sections of the Code. Subject to the balance of this Article 9, the Tax Matters Partner shall have all the powers and obligations of a tax matters partner under the Code. The LOS Partner may remove the Designs Partner as the Tax Matters Partner if, but only if, the Designs Partner fails to perform one or more of the material duties of the Tax Matters Partner. In such case, the LOS Partner shall become the Tax Matters Partner and shall then be subject to the same rules (including possible removal as such by the Designs Partner) as applied to the Designs Partner when it was the Tax Matters Partner.

     9.8 Duties of Tax Matters Partner. With respect to Partnership tax items reflected in the Partnership's and the Partners' income tax returns, the Tax Matters Partner shall promptly provide the other Partner with copies of notices and other materials from (and inform the other Partner of discussions with) the Internal Revenue Service, the Department of the Treasury and state and any local tax authorities and shall provide the other Partner with notice of all scheduled proceedings (including meetings with agents, technical advice conferences and appellate hearings) as soon as possible after receiving notice of such proceedings. The Tax Matters Partner shall schedule such proceedings only after consulting the other Partner, with a view toward accommodating the reasonable convenience of both the Tax Matters Partner and the other Partner. The Tax Matters Partner shall not agree to extend the period of limitations for assessments, file a petition or complaint in any court, file a request for an administrative adjustment of Partnership items after any return has been filed or enter into any settlement agreement with the Internal Revenue Service, the Department of the Treasury or any state or local tax authorities, with respect to any Partnership items of income, gain, loss, deduction or credit, except at the direction of the Management Committee. The provisions of this Agreement regarding the Partnership's and the Partners' tax returns shall survive the dissolution of the Partnership and the Transfer of any Restricted Interest, and shall remain in effect for the period of time necessary to resolve any and all matters regarding the United States federal, state and local income taxation of the Partnership and the Partners as regards items of Partnership income, gain, loss, deduction or credit.

     9.9 Code Section 754. If requested by the transferee following a permitted Transfer, the Partnership shall file the election contemplated by Section 754 of the Code and any applicable analogous provisions of state or local law.

                           ARTICLE 10
                    PARTNERSHIP OPPORTUNITIES

     10.1  Within the Territory.

          (a) OLSs. During the duration of the Partnership, neither the LOS Partner nor any Affiliate of the LOS Partner shall pursue any OLS Opportunity in the Territory. After the Partnership is dissolved, the LOS Partner and any Affiliate of the LOS Partner may pursue any OLS Opportunity in the Territory. During the duration of the Partnership and also after the Partnership is dissolved, neither the Designs Partner nor any Affiliate of the Designs Partner shall pursue any OLS Opportunity within the Territory. Rather (but subject, in the case of the restrictions placed on the LOS Partner and its Affiliates, to the second sentence of this Subsection 10.1(a), all OLS Opportunities in the Territory shall be pursued, if at all, by the Partnership (and then only if first approved as a Major Action by the Management Committee in accordance with Section 5.9 of this Agreement if not already included and approved in the 1996 Business Plan).

          (b) Outlets. During the duration of the Partnership, neither Partner nor any Affiliate of either Partner shall pursue any Outlet Opportunity in the Territory. Rather, during the duration of the Partnership, all Outlet Opportunities in the Territory shall be pursued, if at all, by the Partnership (and then only if first approved as a Major Action by the Management Committee in accordance with Section 5.9 of this Agreement if not already included and approved in the 1996 Business Plan). After the Partnership is dissolved, the LOS Partner and any Affiliate of the LOS Partner may pursue any Outlet Opportunity in the Territory. After the Partnership is dissolved, except with respect to Outlets acquired by the Designs Partner under Article 14 or 17 of this Agreement which are operated under the name "Levi's Outlet by Designs", neither the Designs Partner nor any Affiliate of the Designs Partner may pursue any Outlet Opportunity in the Territory unless (i) LS&CO. approves its doing so in accordance with the policies and procedures that LS&CO. normally uses, from time to time, to authorize new accounts, new locations, new ownership of existing locations or other arrangements respecting new or existing accounts and (ii) the Outlet or Outlets so approved do not use the name "Levi's Outlet" or any confusingly similar name.

     10.2  Outside the Territory.

          (a) OLSs. During the duration of the Partnership and also after the Partnership is dissolved, neither the Designs Partner nor any Affiliate of the Designs Partner shall pursue any OLS Opportunity outside the Territory. However, the LOS Partner and any Affiliate of the LOS Partner may at any time pursue any OLS Opportunity outside the Territory.

          (b) Outlets. During the duration of the Partnership and also after the Partnership is dissolved, neither the Designs Partner nor any Affiliate of the Designs Partner shall pursue any Outlet Opportunity outside the Territory unless (i) LS&CO. approves its doing so in accordance with the policies and procedures that LS&CO. normally uses, from time to time, to authorize new accounts, new locations, new ownership of existing locations or other arrangements respecting new or existing accounts and (ii) the Outlet or Outlets so approved do not use the name "Levi's Outlet" or any confusingly similar name. The LOS Partner and any Affiliate of the LOS Partner may at any time pursue any Outlet Opportunity outside the Territory.

     10.3  Opportunities Defined.

          (a)  Subject to Sections 10.4 and 10.5, "OLS
Opportunity" means (i)(x) the construction, purchase, lease or operation of, (y) the making or acquisition of any direct or indirect equity investment not constituting more than two percent of the total outstanding voting or economic interests in or (z) the licensing or franchising of, any retail establishment or operation that sells Levi's(R) branded adult jeans or jeans-related products and (ii) does so using (x) the name "The Original Levi's(R) Store" or a similar name or (y) any element of the Designated Trade Dress.

          (b) Subject to Sections 10.4 and 10.5, "Outlet Opportunity" means (i) the construction, purchase, lease or operation of, (ii) the making or acquisition of any direct or indirect equity investment not constituting more than two percent of the total outstanding voting or economic interests in or (iii) the licensing or franchising of, any Outlet.

     10.4 The Designs Partner and Its Affiliates. "OLS Opportunities" shall not include Designs': (a) continuing to operate its present, traditional stores, as they presently appear; (b) operating its "new look" stores, as exemplified by its store in Saugus, Massachusetts; (c) acquiring, and then owning and operating, another entity that itself owns one or more OLSs which were already operating with LS&CO.'s permission at the time of the acquisition or (d) modifying the appearance of any of those traditional or new look stores or opening any new stores, if and to the extent the modified or new stores do not otherwise fit the definition of "OLS Opportunity". The preceding sentence shall not be construed as a grant of approval by LS&CO. or by any other Affiliate of LSAI for Designs or any Affiliate of Designs to engage in any business or activity described in that sentence. Rather, except to the extent that such approvals have already been granted before this Agreement was signed (and even in those cases, subject to LS&CO.'s continuing right, if any, to withdraw those approvals), any and all such approvals shall be granted, if at all, in accordance with the policies and procedures that LS&CO. normally uses, from time to time, to authorize new accounts, new locations, new ownership of existing locations or other arrangements respecting new or existing accounts. In other words, this Agreement shall not be construed as affecting any of those policies or procedures or any party's rights or obligations respecting any of the matters covered by any of those policies or procedures.

     10.5  The LOS Partner and Its Affiliates.

          (a) "OLS Opportunities" shall not include the ownership or operation, by the LOS Partner or any Affiliate of the LOS Partner, of any OLSs acquired from the Partnership in accordance with this Agreement. "OLS Opportunities" shall also not include LS&CO.'s licensing, authorizing or permitting a retailer that operates an "Ideal Jeans Shop" or a similar "store within a store" from using any one or more of items 2, 3, 4, 6 and 7 of the "Trade Dress" identified on Exhibit B to the LOS Sublicense Agreement.

          (b) "Outlet Opportunities" shall not include the ownership or operation, by the LOS Partner, the Designs Partner or any Affiliate of either Partner, of any Outlets acquired from the Partnership in accordance with this Agreement.

     10.6 Non-Obligation. Nothing in this Agreement shall obligate the LOS Partner or any Affiliate of the LOS Partner to take any action or refrain from taking any action vis-a-vis any retailers or other parties to which LS&CO. now or in the future sells any products in order to promote or protect the business of the Partnership. Likewise, but subject to the rules set forth in this Article 10 regarding OLS Opportunities and Outlet Opportunities, nothing in this Agreement shall obligate the Designs Partner or any Affiliate of the Designs Partner to take any action or refrain from taking any action at any of its present or future stores in order to promote or protect the business of the Partnership.

     10.7 Other Activities. Nothing in this Agreement or any other Transaction Document shall prohibit the Designs Partner, any Affiliate of the Designs Partner, the LOS Partner or any Affiliate of the LOS Partner from engaging in any business or other activity that does not constitute an OLS Opportunity or an Outlet Opportunity, whether within or without the Territory. For example, the LOS Partner and Affiliates of the LOS Partner shall be entirely free to own, operate, license, invest in or engage in any other activity with respect to any Dockers(R) Shop (both within and without the Territory) and any outlet that sells any Dockers(R) products (both within and without the Territory).

     10.8 Use of Certain Rights. Designs shall be entitled to use item 4 of the "Trade Dress" identified on Exhibit B to the LOS Sublicense Agreement (the so-called "video wall") in any store in which Designs does not sell any LS&CO. products. However, Designs may not use, with any such video wall, any visual or audio programming developed for any OLS.

                           ARTICLE 11
       OVERVIEW REGARDING PURCHASES, SALES AND DISSOLUTION

     11.1 Subject Matter. Articles 12 through 18 of this Agreement set out the rules that govern the transfer of Restricted Interests, the transfer of individual or multiple Stores, and the dissolution of the Partnership. In implementing these provisions as well as the other provisions of this Agreement and the provisions of the other Transaction Documents, the Partners shall at all times deal with each other in good faith.

     11.2 Function of Each Article. Article 12 sets forth basic prohibitions. It explains that this Agreement, and particularly its Articles 13 through 18, sets forth the exclusive means by which the Partners and their Affiliates may proceed with transactions of the type described in Section 11.1. Article 13 prescribes rules under which, beginning January 30, 2000, the Designs Partner or Designs may initiate a process that could result in the sale of the Designs Partner's Partnership Interest or the stock of the Designs Partner to an outside party or to the LOS Partner or an Affiliate of the LOS Partner. Article 14 describes procedures under which a Partner may acquire the other Partner's Partnership Interest or individual OLSs. The
Article 14 procedures may also result in the "initiating" Partner selling its Partnership Interest to the other Partner or the other Partner acquiring certain OLSs from the Partnership. Like the Article 13 procedures, the Article 14 procedures may not be initiated until January 30, 2000. Article 15 grants the LOS Partner and its Affiliates the right to acquire one or more Outlets beginning January 30, 2000. Article 16 contains rules under which one Partner may buy the other Partner's Partnership Interest in response to certain Termination Events. Those rules may be invoked at any time after the Closing if a Termination Event occurs. Article 17 explains how the Partnership will be dissolved at the Termination Date and thereafter wound up if it has not been dissolved before the Termination Date. Finally,
Article 18 sets forth certain transition rules related to, and also consequences of, the transfers and dissolutions addressed in Articles 12 through 17 (for example, the impact of such transfers on existing and future obligations under this Agreement and the other Transaction Documents).

     11.3 Certain Relationships. A number of the rules in Articles 12 through 18 treat the same or similar subjects (the transfer of Partnership Interests, other Restricted Interests and Partnership Assets). Accordingly, it is important to know how those rules interrelate and, in particular, which of them prevails in the event of an apparent conflict. Here, then, are principles that shall govern in situations that might otherwise be thought to implicate conflicting rules:

          (a) Article 16 (the article that permits a Partner to buy the other Partner's Partnership Interest after certain
Termination Events) shall have these relationships to Articles 13 and 14:

          (i) Assume that one Partner initiates the procedures set forth in Article 14 (the article under which one Partner could, for example, acquire individual OLSs). Assume also that before those procedures result in a completed transaction, a Partner commits a Material Breach (see Article 16). Under those circumstances, the non-breaching Partner could block or pre-empt the
          Article 14 transaction by buying the breaching Partner's Partnership Interest under Article 16. The same result would pertain for Fundamental Changes, Reputation Events, Bankruptcy Events and Unauthorized Terminations (i.e., the Partner entitled to buy a Partnership Interest under Article 16 in response to the Fundamental Change or other "Article 16 event" could block or pre-empt the Article 14 transaction).

          (ii) Now, assume that Designs initiates the procedures under Article 13 to sell the stock of the Designs Partner to an outside party. Or assume that the Designs Partner initiates the Article 13 procedures to sell its Partnership Interest to an outside party. In either case, before that sale is completed, a Reputation Event or other "Article 16 event" occurs with respect to one Partner. If that is the Designs Partner, then the LOS Partner may stop the Article 13 sale by buying the Design Partner's Partnership Interest under Article 16. If, instead, the "Article 16 event" occurs with respect to the LOS Partner, then the Designs Partner may buy the LOS Partner's Partnership Interest under Article 16 and block the LOS Partner's exercise of its first refusal right under
          Article 13.

          (iii) The first purchase of a Designs Restricted Interest under Article 13 shall not be treated as a Fundamental Change with respect to the Designs Partner. For example, if a "third party" buys or proposes to buy the Designs Partner's stock from Designs, the LOS Partner cannot treat that transaction as a Fundamental Change respecting the Designs Partner, thus entitling the LOS Partner to buy the Designs Partner's Partnership Interest at the price determined in accordance with Article 16.

          (iv) However, any subsequent purchase of a Designs Restricted Interest shall be treated as a Fundamental Change and thus permit the LOS Partner to purchase the Designs Partner's Partnership Interest under
          Article 16. For example if, following the purchase of the Designs Partner's stock from Designs, the purchaser then causes the Designs Partner to sell or offer to sell its Partnership Interest under Article 13 to still another party, the LOS Partner would be entitled to invoke either Article 13 or Article 16 to buy that Partnership Interest. The LOS Partner could also, of course, choose not to buy that Partnership Interest.

          (b)  Articles 13 and 14 shall have these relationships:

          (i)  The LOS Partner shall not be entitled to invoke
          Article 14 with respect to individual OLSs while an
          Article 13 transaction is pending.

          (ii) However, the LOS Partner may use Article 14 to preempt a pending Article 13 transaction if it uses
          Article 14 to propose a transaction to buy or sell the Designs Partner's Partnership Interest.

          (iii)  The Designs Partner may not commence an
          Article 14 procedure while an Article 13 transaction is pending.

          (iv) Neither the Designs Partner nor Designs may commence an Article 13 transaction while an Article 14 procedure initiated by the Designs Partner is pending.

          (v) If the LOS Partner initiates an Article 14 procedure for at least half of the Partnership's OLSs, the Designs Partner may not initiate an Article 13 transaction until that Article 14 transaction has been completed. However, the Designs Partner need not postpone an Article 13 transaction if that Article 14 transaction involves fewer than half of the Partnership's OLSs.

          (c) As regards Article 14, two or more Article 14 "procedures" may be implemented simultaneously if they involve different OLSs. For example, if the LOS Partner invokes
Article 14 with respect to certain of the Partnership's OLSs, then, even before that process is completed, the Designs Partner may initiate an Article 14 procedure respecting other OLSs.

          (d) If one Partner invokes Article 14 with respect to certain of the Partnership's OLSs, the other Partner may block that process by initiating an Article 14 procedure to buy or sell the first Partner's Partnership Interest.

          (e)  Having determined that, absent earlier
dissolution, the Partnership should be dissolved at the Termination Date (see Section 2.7), the Partners intend that implementation of the procedures set forth in Articles 13 or 14 should not extend the duration of the Partnership. Accordingly, the Article 13 and 14 procedures may not be initiated later than six months before the Termination Date. However, Articles 15 and 16 may be invoked at any time prior to 60 days before the Termination Date.

          (f) The LOS Partner shall be entitled to exercise its right to buy one or more Outlets under Article 15 irrespective of whether any purchase or sale procedure has: (i) begun or been completed under Article 13; (ii) begun or been completed for OLSs under Article 14; (iii) begun for Partnership Interests under Article 14 but only to the extent provided in Article 14;
(iv) begun under Article 16, if the Article 16 procedure involves the purchase of the Designs Partner's Partnership Interest or
(v) begun under Article 17. However, the LOS Partner may not first give an Article 15 notice that it is buying Outlets:
(vi) in the case of an Article 14 procedure respecting Partnership Interests, after the time indicated in Article 14 for giving such a notice unless, in accordance with Article 14, the Designs Partner has stopped the Article 14 procedure; (vii) after the Designs Partner has begun a procedure to buy the LOS Partner's Partnership Interest under Article 16 or (viii) after 60 days before the Termination Date. Moreover, if the Designs Partner initiates a procedure to purchase the LOS Partner's Partnership Interest under Article 16, that shall block any pending purchase by the LOS Partner of any Outlets.

     11.4 Assumption. The various rules stated in Section 11.3 which prohibit or limit one or both Partners from taking certain actions after one or a certain Partner initiates some other procedure assume that the other procedure was properly initiated. For example, the Designs Partner's ability to "cut off" the LOS Partner's right to purchase Outlets under Article 15 by electing to purchase the LOS Partner's Partnership Interest under Article 16 assumes that the Designs Partner was entitled to purchase the LOS Partner's Partnership Interest under Article 16 when it elected to do so. Accordingly, if the Designs Partner makes such an election, the LOS Partner may nevertheless "contingently" elect to purchase one or more Outlets under Article 15 (assuming that right is otherwise then exercisable), in which case the Parties shall make whatever arrangements are necessary or appropriate in order that: (i) the LOS Partner will acquire the Outlet or Outlets it elected to acquire if it ultimately is determined that the Designs Partner was not entitled to buy the LOS Partner's Partnership Interest under Article 16 and (ii) the Designs Partner will buy the LOS Partner's Partnership Interest under Article 16 if it is ultimately determined that the Designs Partner was entitled to do so.

     11.5 Timing. Various of the provisions in Articles 13 through 17 explain that certain procedures cannot be initiated before a certain date or cannot be initiated after a certain date. Those provisions shall be interpreted to mean, in the case of no "initiation" before a certain date, that the notice given by the Partner that initiates the procedure cannot be effective until that date. However, the notice may be effective as early as that date. In the case of provisions respecting no "initiation" after a certain date, those provisions shall be interpreted to mean that the notice given by the Partner that initiates the procedure can be effective as late as that date but not after that date.

                           ARTICLE 12
                      EXCLUSIVITY OF RIGHTS

     12.1 In General. The Partners intend that the provisions of this Agreement and in particular this Article 12 and Articles 13 through 18 shall provide the exclusive means of dissolving the Partnership or transferring Restricted Interests.

     12.2 Waivers. Subject to the other provisions of this Agreement and in particular its Articles 13 through 18, each Partner hereby waives its right to withdraw from the Partnership, to dissolve the Partnership, to partition or sell any Partnership Assets or to initiate any judicial or other proceeding to achieve any of the purposes referred to in this sentence.

     12.3 Restrictions on Transfers. Subject to Section 12.4 and to Articles 13, 14, 16 and 18, no Partner and no Affiliate of either Partner shall at any time sell, assign, grant a Lien on, or otherwise dispose of, any interest in (collectively
"Transfer") all or any portion of a Restricted Interest.

     12.4 Transfers to Certain Affiliates. Subject to satisfaction of the requirements of Section 7.6 of the Participation Agreement, either Partner or any Affiliate of either Partner that holds a Restricted Interest shall be entitled at any time to Transfer all (but not a portion) of any Restricted Interest to any (or another) Affiliate of that Partner if Designs (in the case of a Transfer by Designs or the Designs Partner) or LS&CO. (in the case of a Transfer by LS&CO., LOS Inc. or the LOS Partner) directly or indirectly owns 100 percent of the equity interests of the transferee Affiliate at the time of the Transfer. However, such a Transfer shall not be permitted if it would cause a termination of the Partnership under Code
Section 708(b)(i)(B) unless the other Partner consents to the Transfer. That other Partner may not withhold its consent unreasonably.

                           ARTICLE 13
        CERTAIN TRANSFERS OF DESIGNS RESTRICTED INTEREST

     13.1 In General. Subject to Section 11.3, at any time beginning January 30, 2000 and ending July 25, 2004, Designs or the Designs Partner (in either case, a "Designs Transferor") may initiate the procedures set forth in this Article 13 to Transfer all (but not a portion) of a Designs Restricted Interest (that is, all but not a portion of the Designs Partner's Partnership Interest or all but not a portion of the outstanding stock of the Designs Partner, but not both). In order to effect such a Transfer, the Designs Transferor must first receive a bona fide written offer for a Designs Restricted Interest from a Qualified Transferee accompanied by reasonable evidence of the Qualified Transferee's ability to finance that offer. The Designs Transferor must then submit a copy of that offer to the LOS Partner, together with a notice to the effect that the Designs Transferor intends in good faith to accept that offer. By doing so, the Designs Transferor shall have offered to Transfer the Designs Restricted Interest to the LOS Partner (or to an Affiliate of the LOS Partner designated by the LOS Partner) on the same terms and conditions as those offered by the Qualified Transferee, except to the extent otherwise provided in this or another Transaction Document. (Such an offer is referred to in this Agreement as a "Purchase Offer".) The Designs Transferor shall promptly and in good faith furnish the LOS Partner with all material non-confidential information which the Designs Partner or any Affiliate of the Designs Partner has about the Purchase Offer, the financing that supports the Purchase Offer, the proposed transferee (the "Transferee") and any Affiliates of the Transferee, including, for example, information bearing on whether the Transferee is a Qualified Transferee.

     13.2 Qualified Transferee Status. If the LOS Partner in good faith believes that the Transferee is not a Qualified Transferee or, again in good faith, believes that it lacks sufficient information to determine whether the Transferee is a Qualified Transferee, the LOS Partner shall so notify the Designs Partner in writing within ten days after the Designs Partner gives the Purchase Offer. The Partners shall then endeavor to resolve the status of the Transferee as promptly as possible. If they fail to resolve that status within ten days after the LOS Partner gives the Designs Partner its notice questioning the status of the Transferee, either Partner may cause that status to be resolved as a "Controversy" in accordance with Section 20.1 of this Agreement but without resort to the meeting of senior managers referred to in that section. If the Transferee is found not to be a Qualified Transferee, the effect shall be as though the Purchase Offer had never been made. See Section 13.6.

     13.3 Elections. If the Transferee is deemed a Qualified Transferee (either because the LOS Partner acquiesces in that characterization or as a result of the procedures specified in
Section 13.2), the LOS Partner shall either accept the Purchase Offer or reject the Purchase Offer. It shall do that in writing. It must do so no later than: (a) 90 days after the LOS Partner receives the Purchase Offer, if the LOS Partner does not object to the Transferee's status as a Qualified Transferee or (b) the later of that 90th day and ten days after the status of the Transferee is resolved, if the LOS Partner objects to the Transferee's status as a Qualified Transferee. If the LOS Partner fails to make a timely election, the LOS Partner shall be considered to have rejected the Purchase Offer.

     13.4 Acceptance. If the LOS Partner accepts the Purchase Offer, its acceptance shall specify the place and time (which shall be no later than 30 days after the acceptance or such later date, if any, as is specified in the third party's offer) at which the closing of the Transfer described in the Purchase Offer shall take place. Unless they jointly decide otherwise, the LOS Partner (or the Affiliate it designates) and the Designs Transferor shall proceed to close the Transfer in accordance with the Purchase Offer and that schedule.

     13.5 Rejection. If the LOS Partner rejects the Purchase Offer or is considered to have done so, then, during the 45 days after that rejection, the Designs Transferor shall be entitled, but not obligated, to Transfer the Restricted Interest to which the Purchase Offer relates to the Transferee on terms and conditions that are no more favorable to the Transferee than those specified in the Purchase Offer. However, the Designs Transferor shall not be permitted to complete that Transfer if, before it is completed, a Fundamental Change occurs or is pending with respect to the Transferee.

     13.6 Continuance of Restrictions. If a Designs Transferor invokes the procedures set forth in this Article 13 but they do not lead to a Transfer, the Restricted Interest that was the subject of those procedures and all other Restricted Interests shall continue to be subject to the restrictions imposed by this Agreement and the Participation Agreement. After a Transfer of a Restricted Interest to other than the LOS Partner or an Affiliate of the LOS Partner under this Article 13, that Restricted Interest shall likewise continue to be subject to the restrictions of this Agreement including, without limitation, its Articles 10 through 18.

                           ARTICLE 14
                SPECIAL PURCHASE AND SALE RIGHTS
               FOR OLSs AND PARTNERSHIP INTERESTS

     14.1  In General.

          (a) Subject to Section 11.3, at any time beginning January 30, 2000 and ending July 25, 2004, either Partner may initiate a procedure that would (or in the case of such a procedure initiated under Section 14.4, could) result in one Partner buying or selling a Partnership Interest or one Partner acquiring one or more OLSs, all in accordance with this
Article 14. More specifically, by initiating such a procedure, a Partner may seek to buy the other Partner's Partnership Interest, to sell its own Partnership Interest to the other Partner or to acquire or have the other Partner acquire one or more OLSs from the Partnership. However, through this process a Partner may not seek to buy or sell a portion of (as opposed to all of) a Partnership Interest. Nor, in a procedure involving OLSs rather than Partnership Interests, may a Partner seek to acquire or have the other Partner acquire Partnership Assets that do not constitute one or more complete OLSs. But that said, a Partner may not seek to acquire or have the other Partner acquire all the OLSs (as such) through this process. Instead, in the case of a transaction under this Article 14 that could result in a Partner owning all the OLSs then owned by the Partnership, the initiating Partner must offer to buy or sell a Partnership Interest rather than the Partnership's OLSs.

          (b) If the procedure initiated under this Article 14 relates to OLSs rather than Partnership Interests, Outlets will have no role in that procedure, except that the LOS Partner may initiate (in which case the Partners and the Partnership shall implement) a procedure to purchase one or more Outlets under
Article 15 although an Article 14 procedure respecting OLSs is also underway or even after it is completed. If, instead, the
Article 14 procedure relates to Partnership Interests, then the following rules shall govern the role of Outlets in that procedure: Early in that procedure (as explained later, with its initial notice, if the LOS Partner initiates the procedure, and shortly after the Designs Partner gives its initial notice, if the Designs Partner initiates the procedure), the LOS Partner must elect whether or not it will acquire all the Outlets under
Article 15 (at the price determined in accordance with Section 15.3). If the LOS Partner so elects to acquire the Outlets, then, except under the circumstance explained in Subsection 14.2(a) and Section 14.4, the Partners and the Partnership shall complete that transaction and shall also proceed with the Article 14 procedure respecting Partnership Interests. As a result, under those circumstances (but subject to that exception), the LOS Partner will acquire the Outlets in accordance with Article 15 but as part of a "larger" transaction in which either:
(i) the LOS Partner will acquire the Designs Partner's Partnership Interest or (ii) the Designs Partner will acquire the LOS Partner's Partnership Interest but in a Partnership that no longer includes Outlets. If, instead, the LOS Partner does not elect to acquire the Outlets under Article 15, the Partners and the Partnership shall proceed with the Article 14 procedure respecting Partnership Interests with the consequence that the Partner that acquires a Partnership Interest will also acquire the Outlets. In this latter case (i.e., if the LOS Partner does not elect to acquire the Outlets under Article 15), the pricing of the Outlets will be determined in accordance with this Article 14.

     14.2 Initiating the Process. As explained in greater detail in Sections 14.3 through 14.8, a Partner initiates the
Article 14 procedure by delivering a written notice to the other Partner. That notice shall (a) identify the property or properties that will be the subject of the procedure (that is, Partnership Interests or specific OLSs, and in either case the "Subject Property"); (b) specify the nature of the transaction being proposed; (c) except as explained later in this Section 14.2, designate a proposed value for the Subject Property (the "Designated Value") and (d) specify any conditions to either Partner's or the Partnership's obligation to close the proposed transaction (but no conditions that are inconsistent with this Agreement). If the Subject Property is one or more OLSs, the Designated Value shall represent a value for that OLS or those OLSs. If the Subject Property is Partnership Interests, the Designated Value shall represent a value for both Partnership Interests combined. Notwithstanding the foregoing:

          (a) If the Designs Partner initiates the Article 14 procedure and that procedure relates to Partnership Interests:
(i) the Designs Partner's initiating notice need not specify a Designated Value; (ii) within 30 days after the Designs Partner gives that notice, the LOS Partner by written notice to the Designs Partner shall elect whether the LOS Partner will purchase the Outlets (all of them, not just some of them) in accordance with Article 15; (iii) the LOS Partner's failure to give such a notice within that 30-day period shall be considered an election by the LOS Partner not to purchase any of the Outlets under
Article 15; (iv) if the LOS Partner timely elects to acquire the Outlets under Article 15, the "Subject Property" shall be considered interests in a Partnership that does not own any Outlets; (v) if the LOS Partner does not timely elect to acquire the Outlets under Article 15, the "Subject Property" shall be considered interests in a Partnership that owns its Outlets;
(vi) within 10 days after the LOS Partner gives its notice (or within 10 days after the last day of the 30-day period if the LOS Partner does not give a timely notice), the Designs Partner shall give the LOS Partner a further notice which either (A) sets forth the Designated Value for the Subject Property or (B) if, but only if, the LOS Partner elected to acquire Outlets under Article 15, rescinds the offer contained in the Designs Partner's initial notice; (vii) within 10 days after the Designs Partner gives any such rescission notice, the LOS Partner may give the Designs Partner a notice rescinding the LOS Partner's election to buy Outlets under Article 15; (viii) if the LOS Partner timely elected to acquire the Outlets under Article 15, then, subject to any timely rescissions, the Article 14 procedure (for Partnership Interests) and the Article 15 procedure (for the Partnership's Outlets) shall be implemented simultaneously; (ix) if the LOS Partner did not timely elect to acquire the Outlets under Article 15, the Article 14 procedure shall be implemented without regard to Article 15 and (x) if the Designs Partner is permitted to rescind, and timely rescinds, its initial offer: (A) the OLS Partner shall acquire the Outlets under Article 15 (if it does not timely rescind its election to do so) or (B) no transaction shall be completed (if the LOS Partner does timely rescind that election). No rescission shall prejudice any Partner's right later to initiate any other procedure (including another Article 14 procedure or another Article 15 procedure).

          (b) If the LOS Partner initiates the Article 14 procedure and that procedure relates to Partnership Interests:
(i) the LOS Partner's initiating notice shall specify whether the LOS Partner will purchase the Outlets (all of them, not just some of them) in accordance with Article 15; (ii) if the LOS Partner so elects to acquire the Outlets, the "Subject Property" shall be considered interests in a Partnership that does not own any Outlets, in which case the Article 14 procedure (for such interests) and the Article 15 procedure (for Outlets) shall be implemented simultaneously; (iii) if the LOS Partner did not timely elect to acquire the Outlets, the "Subject Property" shall be considered interests in a Partnership that owns its Outlets, in which case the Article 14 procedure shall be implemented without regard to Article 15 (except if and to the extent required by Subsection 14.6(c)) and (iv) irrespective of whether the LOS Partner elected to purchase the Outlets under Article 15, its initiating notice shall set forth the Designated Value for the Subject Property.

Whichever notice contains the Designated Value (the Designs Partner's notice specified in clause (vi) of Subsection 14.2(a), if the Designs Partner initiated the Article 14 procedure, or the LOS Partner's initiating notice, if the LOS Partner initiated the
Article 14 procedure) is referred to in the remainder of this
Article 14 as the "Trigger Notice".

     14.3  Ownership Assumption.  The rules that follow in this
Article 14 assume that the Designs Partner's Percentage Interest will be 70 percent and the LOS Partner's Percentage Interest will be 30 percent when the "Article 14 transaction" is completed. If those percentages are then different, the rules that follow shall be modified, as appropriate, to reflect the correct percentages.

     14.4 Procedure as Initiated by the Designs Partner. If the Designs Partner initiates the Article 14 procedure, its Trigger Notice shall constitute both an offer to acquire the Subject Property and an offer that the LOS Partner acquire the Subject Property. If the Subject Property consists of one or more OLSs, the offer shall constitute both an offer that the Designs Partner acquire (by purchase or distribution, as provided below) those OLSs from the Partnership and an offer that the LOS Partner acquire (by purchase or distribution, as provided below) those OLSs from the Partnership. That offer shall also specify whether, if the LOS Partner acquires those OLSs, it shall do so in accordance with clause (i) of Subsection 14.4(a) or clause
(ii) of Subsection 14.4(a). If, instead, the Subject Property is Partnership Interests, the offer shall constitute both an offer to buy the LOS Partner's Partnership Interest and an offer to sell the Designs Partner's Partnership Interest to the LOS Partner. The LOS Partner must accept one of the offers, either the offer that it acquire the Subject Property or the offer that the Designs Partner acquire the Subject Property. It may not do neither. The LOS Partner must give that acceptance in writing and must do so within 120 days after the Designs Partner gives its Trigger Notice. If the transaction involves OLSs rather than Partnership Interests and the LOS Partner elects that the Designs Partner will acquire those OLSs, the LOS Partner's acceptance shall specify whether the Designs Partner will do so in accordance with clause (i) of Subsection 14.4(b) or clause (ii) of Subsection 14.4(b). If the LOS Partner does not timely accept one of those offers, it shall be considered to have accepted the offer that the Designs Partner acquire the Subject Property and, if the transaction involves OLSs rather than Partnership Interests, that the Designs Partner do so in accordance with clause (i) of Subsection 14.4(b). Once an offer made under this Subsection 14.4 has been accepted:

          (a) if the Subject Property is one or more OLSs, the LOS Partner is acquiring them and:

          (i) the Designs Partner elected that the acquisition be effected in accordance with this clause (i), then:
          (A) the LOS Partner shall pay 70 percent of the Designated Value to the Partnership in cash, (B) the Partnership shall distribute that cash to the Designs Partner and (C) the Partnership shall convey those OLSs to the LOS Partner or

          (ii) if, instead, the Designs Partner elected that the acquisition be effected in accordance with this clause
          (ii), then: (A) notwithstanding the cash distribution rules set forth in Section 9.3 of this Agreement but subject to Section 18.12, all subsequent distributions of Excess Cash by the Partnership shall be made to the Designs Partner until those distributions equal seven-thirds of the Designated Value and (B) the Partnership shall then convey the Subject Property to the LOS Partner (it being understood that this conveyance shall not be postponed if and because the Partnership does not then have sufficient Excess Cash to satisfy the requirements of part (A) of this clause (ii)) or

          (b) if the Subject Property is one or more OLSs, the Designs Partner is acquiring them and:

          (i) the LOS Partner elected that the acquisition be effected in accordance with this clause (i), then:
          (A) the Designs Partner shall pay 30 percent of the Designated Value to the Partnership in cash, (B) the Partnership shall distribute that cash to the LOS Partner and (C) the Partnership shall convey the Subject Property to the Designs Partner or

          (ii) if, instead, the LOS Partner elected that the acquisition be effected in accordance with this clause
          (ii), then: (A) notwithstanding the cash distribution rules set forth in Section 9.3 of this Agreement but subject to Section 18.12, all subsequent distributions of Excess Cash (other than in liquidation of the Partnership) by the Partnership shall be made to the LOS Partner until those distributions equal three-sevenths of the Designated Value and (B) the Partnership shall then convey the Subject Property to the Designs Partner (it being understood that this conveyance shall not be postponed if and because the Partnership does not then have sufficient Excess Cash to satisfy the requirements of part (A) of this clause
          (ii)) or

          (c) if the Subject Property is Partnership Interests and the LOS Partner is buying the Designs Partner's Partnership Interest, then the LOS Partner shall pay 70 percent of the Designated Value to the Designs Partner in cash, the Designs Partner shall convey its Partnership Interest to the LOS Partner and, if the LOS Partner timely elected to acquire the Outlets under Article 15, the LOS Partner shall pay for and acquire the Outlets in accordance with Article 15 or

          (d) if the Subject Property is Partnership Interests and the Designs Partner is buying the LOS Partner's Partnership Interest, then the Designs Partner shall pay 30 percent of the Designated Value to the LOS Partner in cash, the LOS Partner shall convey its Partnership Interest to the Designs Partner and, if the LOS Partner timely elected to acquire the Outlets under
Article 15, the LOS Partner shall pay for and acquire the Outlets in accordance with Article 15.

          (e) Anything to the contrary in this Section 14.4 notwithstanding, the rights and obligations of the Partners and the Partnership set forth in this Section 14.4 are subject to the rights of the Partners to rescind offers and elections under the circumstances specified in, and during the periods specified in, Subsection 14.2(a).

     14.5 Procedure as Initiated by the LOS Partner. If the LOS Partner initiates the Article 14 procedure, it may do so in either of two ways. One way is to offer to acquire (by purchase or distribution, as provided below) the Subject Property specified in its Trigger Notice. In that case, Section 14.6 shall govern the procedure. In the alternative, the LOS Partner may offer that the Designs Partner acquire (by purchase or distribution, as provided below) the Subject Property. In that case, Section 14.7 shall govern the procedure.

     14.6  LOS Partner Offer to Acquire.

          (a) If the LOS Partner initiates the Article 14 procedure and offers to acquire the Subject Property, its Trigger Notice shall include a Designated Value that is equal to or greater than the "Minimum Value". (If the LOS Partner specifies a Designated Value that is greater than the Minimum Value, it may express that premium as a dollar figure in excess of the Minimum Value, as a percentage of the Minimum Value or otherwise.) The rules for determining the Minimum Value appear in Subsections 14.6(c), (d) and (e). The Designs Partner shall (i) accept that offer or (ii) based on a Designated Value that is higher than the Designated Value set forth in the LOS Partner's Trigger Notice (with that premium expressed as a dollar figure or a percentage in excess of the Designated Value), offer both to (A) acquire the Subject Property and to (B) have the LOS Partner acquire the Subject Property. The Designs Partner must elect (i) or (ii).
It may not do neither. It must make its election in writing and must do so within 120 days after the LOS Partner gives its Trigger Notice. If the Designs Partner elects to make the offer set forth in clause (ii) of this Subsection 14.6(a), its election shall specify the "higher" figure referred to previously in this Subsection 14.6(a). In addition, if the transaction involves OLSs rather than Partnership Interests, the Designs Partner's election (irrespective of whether it elects (i) or (ii)) shall specify whether, if the LOS Partner acquires those OLSs, it shall do so in accordance with clause (i) of Subsection 14.4(a) or clause (ii) of Subsection 14.4(a). If the Designs Partner does not make a timely election, it shall be considered to have accepted the LOS Partner's offer to acquire the Subject Property as set forth in clause (i) of this Subsection 14.6(a) and, if the offer involves OLSs, to have elected to effect the acquisition in accordance with clause (i) of Subsection 14.4(a). If the Designs Partner elects to make the offers set forth in clause (ii) of this Subsection 14.6(a), the LOS Partner shall have 120 days after the Designs Partner gives its notice to elect, in writing, to accept either (A) or (B) of that clause (ii). It may not do neither. If the transaction involves OLSs rather than Partnership Interests and the LOS Partner elects (ii)(A), its acceptance shall specify whether the Designs Partner will acquire those OLSs in accordance with clause (i) of Subsection 14.4(b) or clause (ii) of Subsection 14.4(b). If the LOS Partner does not make a timely election, it shall be considered to have accepted (ii)(A) and, if the offer involves OLSs, to have elected to effect the acquisition in accordance with clause (i) of Subsection 14.4(b). Following acceptance by the Designs Partner of the LOS Partner's initiating offer or acceptance by the LOS Partner of one of the Designs Partner's responsive offers, the Partners (and the Partnership, as appropriate) shall complete the transactions described in Subsection 14.4(a) (under its clause
(i) or its clause (ii)), (b) (under its clause (i) or its clause (ii)), (c) or (d), as appropriate, based on the Designated Value and the manner of acquisition specified in (or for) the offer that was accepted. In addition, if the LOS Partner's Trigger Notice included an election that the LOS Partner acquire the Outlets in accordance with Article 15, the Partners and the Partnership shall simultaneously complete that transaction as well.

          (b) By way of example, assume that the LOS Partner initiates the procedure by identifying three OLSs as the Subject Property and offering to acquire them for a Designated Value (meeting the Minimum Value requirements) of $6 million cash. Assume also that the Designs Partner does not accept that offer and instead specifies a $7 million Designated Value in a responsive offer under clause (ii) of Subsection 14.6(a). Assume further that the LOS Partner then elects to acquire those OLSs in its second notice. Finally, assume that the Designs Partner had specified in its notice that, if the LOS Partner acquired the OLSs, it must do so in accordance with clause (i) of Subsection 14.4(a). The Partners and the Partnership would then complete these steps: The LOS Partner would pay the Partnership $4.9 million in cash (that is, 70 percent of $7 million), the Partnership would distribute that cash to the Designs Partner and the Partnership would convey the three OLSs to the LOS Partner.

          (c)  The Minimum Value shall be the sum of:

               CPE  +  GFA  +  I  +  X  +  Y  +  Z

where:

            CPE  =  the capitalized pre-opening expenses for the
                    Profitable OLSs

            GFA  =  the gross fixed assets of the Profitable OLSs
                    as of the CD

              I  =  the inventories of the Profitable OLSs as of
                    the opening of business on the CD that, as of that time, have not been sold by the Partnership but have been (or later are) paid for by the Partnership

              X  =  a value (or a "zero" value, but in no event a
                    negative value) that the LOS Partner, in its absolute discretion, attributes to the Other
                    OLSs in its initiating offer

              Y  =  a value for the Outlets determined in
                    accordance with Section 15.3 of this
                    Agreement but without applying the 1.5
                    multiplier set forth in Section 15.3,
                    provided that "Y" shall not be included in the formula unless the Article 14 procedure involves Partnership Interests rather than OLSs and the LOS Partner does not timely elect to acquire Outlets in accordance with
                    Article 14 or 15

              Z  =  the assets of the Partnership as shown on its
                    balance sheet (exclusive of any value for the Outlets and exclusive of any value for "I" or any gross fixed assets) less the balance sheet liabilities of the Partnership (but not any obligations to pay for inventory), provided that "Z" shall not be included in the formula unless the transaction involves Partnership Interests rather than OLSs (Note of explanation: "I" and "GFA" are excluded from the asset portion of the definition of "Z" in order that those assets not be "double counted" for Profitable OLSs and because they are not included in the Minimum Value for Other OLSs or Outlets. Obligations to pay for inventory have been excluded from the liability portion of the definition of "Z" in order that those liabilities not be "double counted".)

"CD" means the date of the closing of the transaction to which this Section 14.6 relates. That closing shall take place no later than 60 days after a Partner gives the other Partner the election that definitively determines which Partner will acquire the Subject Property. If the transaction is the purchase and sale of a Partnership Interest, "Profitable OLSs" means every OLS of the Partnership that (i) has had positive cumulative earnings since that store opened through the end of the Fiscal Year last preceding the LOS Partner's initiating notice, (ii) operated during that entire Fiscal Year and (iii) was profitable for that Fiscal Year. If the transaction is an acquisition of one or more OLSs, "Profitable OLSs" means those OLSs being acquired that meet all three tests set out in the previous sentence. If the transaction is the purchase and sale of a Partnership Interest, "Other OLSs" means every OLS of the Partnership that fails at least one of those three tests. If the transaction is an acquisition of one or more OLSs, "Other OLSs" means those OLSs being acquired that fail at least one of those three tests. The three tests shall be applied by using the figures generated in accordance with Section 8.3 of this Agreement. As a consequence of the definitions set out in this Subsection 14.6(c), if the LOS Partner invokes this Section 14.6, it may include in its Trigger Notice any value (but not a value less than zero) for any Other OLS (that is, any store that is not a Profitable OLS).

          (d) In most instances, the Minimum Value will not be known when the LOS Partner initiates the Article 14 procedure. Likewise, the Minimum Value will not be known at the CD. Accordingly, in its Trigger Notice the LOS Partner need only specify that its Designated Value includes the Minimum Value (or, if it chooses, a value greater than the Minimum Value, whether that premium is expressed as a dollar figure or a percentage in excess of the Minimum Value) for each relevant Profitable Store, whatever that value may turn out to be. The LOS Partner may also not then know which OLSs are Profitable OLSs and which are Other OLSs. Accordingly, the LOS Partner may also choose to specify, in its Trigger Notice, an "X" (see the formula) for some or all of the relevant OLSs should they turn out to be Other OLSs. To the extent that any cash is to be paid at the closing of the transaction, the amount of that cash shall be based on the Partners' estimate of the Designated Value.

          (e) Then, within 45 days after the CD, the acquiring Partner shall deliver to the other Partner its proposed final price for the Subject Property and a statement showing the "GFA" and the "I" for each relevant OLS (and, if relevant, the "Z" for the Partnership) as of the CD (an "Asset Statement"). In addition, if the transaction involves a Partnership Interest and the LOS Partner timely elected to acquire the Outlets in accordance with Article 15, the Asset Statement shall include the information necessary to value the Outlets in accordance with
Section 15.3 (in effect, combining this statement with the "Outlet Asset Statement" called for by Section 15.4). The Asset Statement shall be prepared in accordance with GAAP and
Schedule 8.3 and shall be accompanied by a certificate to that effect signed by the chief financial officer of the Partnership. Within 45 days after the acquiring Partner delivers the Asset Statement, the other Partner shall either accept the Asset Statement or furnish the acquiring Partner with a statement setting forth whatever modifications that other Partner proposes to the Asset Statement. If that other Partner does not so respond within those 45 days, it shall be deemed to have accepted the Asset Statement. If that other Partner timely proposes modifications, it and the acquiring Partner shall attempt in good faith to resolve their differences. If the Partners do not resolve their differences within 30 days after the modifications are proposed, either Partner may invoke the procedures set forth in Section 20.2 of this Agreement to resolve those differences. When the contents of the Asset Statement have been finally resolved (whether by acquiescence, agreement or a third accounting firm), the Partners (and, if appropriate, the Partnership) shall make the appropriate reconciliation payments.


     14.7  LOS Partner Offer that the Designs Partner Acquire.

          (a) If the LOS Partner initiates the Article 14 procedure and offers to have the Designs Partner acquire the Subject Property, the Designated Value set forth in the LOS Partner's Trigger Notice need not meet the Minimum Value requirements. However, that notice shall specify whether, if the Designs Partner accepts that offer, it will acquire the Subject Property in accordance with clause (i) of Subsection 14.4(b) or clause (ii) of Subsection 14.4(b). The Designs Partner shall
(i) accept that offer or (ii) based on a Designated Value offer that is lower than the Designated Value set forth in the LOS Partner's Trigger Notice (with that discount expressed as a dollar figure or a percentage that is lower than the Designated Value), offer both to (A) acquire the Subject Property and to
(B) have the LOS Partner acquire the Subject Property. The Designs Partner must elect (i) or (ii). It may not do neither. It must make its election in writing and must do so within 120 days after the LOS Partner gives its Trigger Notice. If the Designs Partner elects to make the offers set forth in clause
(ii) of this Subsection 14.7(a), its notice to the LOS Partner shall specify the "lower" figure referred to previously in this Subsection 14.7(a). In addition, if the Designs Partner makes that election and the transaction involves OLSs rather than Partnership Interests, the Designs Partner's election shall specify whether, if the LOS Partner acquires those OLSs, the LOS Partner shall do so in accordance with clause (i) of Subsection 14.4(a) or clause (ii) of Subsection 14.4(a). If the Designs Partner does not make a timely election, it shall be considered to have accepted the LOS Partner's offer that the Designs Partner acquire the Subject Property as set forth in clause (i) of this Subsection 14.7(a) and, if the offer involves OLSs, to have elected to effect the acquisition in accordance with clause (i) of Subsection 14.4(b). If the Designs Partner elects to make the offers set forth in clause (ii) of this Subsection 14.7(a), the LOS Partner shall have 120 days after the Designs Partner gives its notice to elect, in writing, to accept either (A) or (B) of that clause (ii). It may not do neither.
If the transaction involves OLSs rather than Partnership Interests and the LOS Partner elects (ii)(A), its acceptance shall specify whether the Designs Partner will acquire those OLSs in accordance with clause (i) of Subsection 14.4(b) or clause
(ii) of Subsection 14.4(b). If the LOS Partner does not make a timely election, it shall be considered to have accepted the Designs Partner's offer to acquire the Subject Property (that is, (ii)(A) above) and, if the offer involves OLSs, to have elected that the acquisition be effected in accordance with clause (i) of Subsection 14.4(b). Following acceptance by the Designs Partner of the LOS Partner's initiating offer or acceptance by the LOS Partner of one of the Designs Partner's responsive offers, the Partners (and the Partnership, as appropriate) shall complete the steps described in Subsection 14.4(a) (under its clause (i) or (ii)), (b) (under its clause (i) or its clause (ii)), (c) or (d), as appropriate, based on the Designated Value and the manner of acquisition specified in (or for) the offer that was accepted.
In addition, if the LOS Partner's Trigger Notice included an election that the LOS Partner acquire the Outlets in accordance with Article 15, the Partners and the Partnership shall simultaneously complete that transaction as well.

          (b) By way of example, assume that the LOS Partner initiates the Article 14 procedure by offering to sell its Partnership Interest, specifying $30 million as the Designated Value and also electing to acquire the Outlets under Article 15. Assume further that the Designs Partner does not accept the offer to buy the LOS Partner's Partnership Interest and instead specifies a $26 million Designated Value in its responsive buy/sell offer under clause (ii) of Subsection 14.7(a). Finally, assume the LOS Partner elects to sell in its second notice. The Partners would then complete these transactions: The LOS Partner would sell its Partnership Interest to the Designs Partner for cash equal to $7.8 million (that is, 30 percent of $26 million) and the LOS Partner would acquire the Outlets for the price determined in accordance with Section 15.3.

     14.8 Special Netting Rules. The pricing rules set forth in this Article 14 are subject to the special netting rules set forth in Section 18.12.

     14.9 Affiliates as Purchasers. A Partner entitled to acquire one or more OLSs under this Article 14 may, if it chooses, elect instead that an Affiliate of that Partner (rather than that Partner) acquire the OLS or OLSs.

     14.10 Stock Alternative. Rather than buy the Designs Partner's Partnership Interest under this Article 14, the LOS Partner may elect instead to buy all the shares of the Designs Partner. If the LOS Partner does buy the shares of the Designs Partner, then any amounts otherwise payable by the Partnership or the LOS Partner to the Designs Partner for any transactions completed under Article 14 or 15 simultaneously with or before that stock acquisition shall instead be paid to Designs.

                           ARTICLE 15
               SPECIAL PURCHASE RIGHTS FOR OUTLETS

     15.1 In General. At any time beginning January 30, 2000 and ending July 25, 2004 (but subjection to Section 15.5), the LOS Partner may acquire one or more Outlets in accordance with this Article 15. The LOS Partner may invoke this Article 15 on more than one occasion.

     15.2  Procedure.  In order to acquire Outlets under this
Article 15, the LOS Partner shall give the Designs Partner a written notice specifying the Outlets which the LOS Partner will acquire. That notice shall specify a closing date for the transaction. That closing date shall be no later than 120 days after the LOS Partner gives it notice. However, if a procedure is then underway which could result in one of the Partners acquiring the other Partner's Partnership Interest or the notice initiating this Article 15 also commences an Article 14 procedure, the LOS Partner shall specify in its notice that the closing shall take place at the same time that a Partnership Interest is acquired. Within 30 days after the LOS Partner gives its notice, the Designs Partner shall give the LOS Partner a written notice in which it elects whether the LOS Partner's acquisition of Outlets shall be effected in accordance with clause (a) below or clause (b) below:

          (a)  Under this clause:  (i) the LOS Partner shall pay
70 percent of the Outlet Value (see Section 15.3) for the relevant Outlets to the Partnership in cash, (ii) the Partnership shall distribute that cash to the Designs Partner and (iii) the Partnership shall convey those Outlets to the LOS Partner.

          (b) Under this clause: (i) notwithstanding the cash distribution rules set forth in Section 9.3, all subsequent distributions of Excess Cash by the Partnership shall be made to the Designs Partner until those distributions equal seven-thirds of the Outlet Value for the relevant Outlets and (ii) the Partnership shall convey those Outlets to the LOS Partner (it being understood that this conveyance shall not be postponed if and because the Partnership does not then have sufficient Excess Cash to satisfy part (i) of this sentence).

If the Designs Partner does not timely make that election, it shall be considered to have elected that the acquisition be effected in accordance with clause (a). If the LOS Partner acquires the shares of the Designs Partner before or at a time when any cash is otherwise required to be paid to the Designs Partner under Subsection 15.2(a) or (b), that payment shall instead be made to Designs by the LOS Partner.

     15.3  Pricing.  The Outlet Value shall equal:

                 1.5 (CPE  +  GFA  +  I)

where


                 CPE  =  the capitalized pre-opening expenses of
                         the relevant Outlet or Outlets


                 GFA  =  the gross fixed assets of the relevant
                         Outlet or Outlets as of the opening of
                         business on the date the Outlet
                         acquisition closes


                   I  =  the inventories located at or already
                         ordered for the relevant Outlet or
                         Outlets as of the opening of business on that closing date which, as of that time, have not been sold by the Partnership but have been (or later are) paid for by the Partnership

If the LOS Partner acquires Outlets under this Article 15, it shall assume the obligations of the Partnership associated with the acquired Outlets (for example, lease obligations) that are first required to be performed after the acquisition is completed. However, notwithstanding anything to the contrary set forth in Section 15.3, the pricing for any acquisition of Outlets acquired by a Partner as part of an acquisition of a Partnership Interest under Article 16 shall be determined in accordance with
Section 16.5.

     15.4 Verification of Outlet Value. If the acquisition of Outlets is effected under Subsection 15.2(a), the LOS Partner shall pay the Partnership, in cash at closing, 70 percent of the Partners' estimate of the Outlet Value for the Outlets being acquired. Irrespective of whether the acquisition of Outlets is effected under Subsection 15.2(a) or 15.2(b), within 45 days after the LOS Partner acquires one or more Outlets, the LOS Partner shall deliver a statement to the Designs Partner setting forth, for each Outlet acquired, all the values needed to apply the formula in Section 15.3 (the "Outlet Asset Statement"). The Outlet Asset Statement shall be certified by the Partnership's chief financial officer as having been prepared in accordance with generally accepted accounting principles but subject to the rules set forth on Schedule 8.3. Within 30 days after the LOS Partner delivers the Outlet Asset Statement, the Designs Partner shall (a) accept that statement or (b) furnish the LOS Partner with a statement objecting to one or more of the figures in the Outlet Asset Statement and the basis for its objections and/or requiring that one or more of the figures in the Outlet Asset Statement be audited. If the Designs Partner does not respond within those 30 days, the Designs Partner shall be considered to have accepted the Outlet Asset Statement. If the Designs Partner timely proposes modifications, the Partners shall attempt in good faith to resolve their differences. If the Partners do not resolve their differences within 30 days after the modifications are proposed, either Partner may invoke the procedures set forth in Section 20.2 of this Agreement to resolve those differences. When the contents of the Outlet Asset Statement have been finally resolved (whether by acquiescence, agreement or in accordance with Section 20.2), the Partners (and, if appropriate, the Partnership) shall make the appropriate reconciliation payments.

     15.5 Termination of Rights. The LOS Partner may not give the Designs Partner a notice that the LOS Partner is buying Outlets under this Article 15: (a) in the case of an Article 14 procedure respecting Partnership Interests, after the time indicated for giving such a notice in Article 14; (b) after the Designs Partner has begun a procedure to buy the LOS Partner's Partnership Interest under Article 16 or (c) after 60 days before the Termination Date. Moreover, even if the LOS Partner has given the Designs Partner a notice that the LOS Partner is buying Outlets under Article 15, that acquisition shall be halted (assuming it has not been completed) if the Designs Partner initiates a procedure to buy the LOS Partner's Partnership Interest under Article 16.

     15.6 Special Netting Rules. The pricing rules set forth in this Article 15 are subject to the special netting rules set forth in Section 18.12.

     15.7 Affiliate as Purchaser. The LOS Partner may, if it chooses, elect that an Affiliate of the LOS Partner (rather than the LOS Partner) acquire one or more Outlets under this Article
15.

                           ARTICLE 16
                       TERMINATION EVENTS

     16.1 In General. Article 14 permits a Partner to initiate a procedure to buy or sell Partnership Interests (or OLSs) beginning January 30, 2000. This Article 16 also permits purchases of Partnership Interests. However, this Article gives each Partner a right to buy the other Partner's Partnership Interest, both before and after January 30, 2000, but only after the occurrence of certain events. Those events are called "Termination Events".

     16.2 Types of Termination Events. There are five types of Termination Events: "Material Breaches", "Fundamental Changes", "Reputation Events", "Bankruptcy Events" and "Unauthorized Terminations". Each of those terms is defined in the Glossary.

     16.3 Partner Entitled to Buy. Subject to the other provisions of this Article 16 and the other Articles of this
Agreement:

          (a) If one Partner commits a Material Breach or effects or attempts to effect an Unauthorized Termination, the other Partner may buy that Partner's Partnership Interest.

          (b) If a Reputation Event occurs with respect to a Partner or an Affiliate of a Partner, the other Partner may buy that Partner's Partnership Interest.

          (c) If a Fundamental Change occurs with respect to a Partner (including with respect to certain Affiliates of a Partner, as explained in the definition of "Fundamental Change" that appears in the Glossary), the other Partner may buy that Partner's Partnership Interest.

          (d) If a Bankruptcy Event occurs with respect to a Partner (including with respect to certain Affiliates of the Partner, as explained in the definition of "Bankruptcy Event" that appears in the Glossary), the other Partner may buy that Partner's Partnership Interest.

A Partner entitled to buy the other Partner's Partnership Interest under this Article 16 is referred to as a "Purchasing Partner". The other Partner is referred to as a "Selling Partner". Subject to Section 16.6 of this Agreement, a Partner's failure to purchase a Partnership Interest under this Article 16 shall not deprive that Partner or any other Person of any remedy (including, without limitation, a claim for Damages) that otherwise arises from any Termination Event. Moreover, whether or not a Partner purchases the other Partner's Partnership Interest in response to a Material Breach, it and the Partnership shall have any and all remedies that are otherwise available to it (both a claim for Damages and for equitable relief) that result from that Material Breach.

     16.4 Purchase Procedures. After a Termination Event and so long as that Termination Event has not been cured, the Purchasing Partner may give the Selling Partner a written notice stating that the Purchasing Partner intends to buy the Selling Partner's Partnership Interest under this Article 16. That notice shall describe the Termination Event and specify a closing date for the transaction. If the Purchasing Partner believes that more than one Termination Event has occurred, it may specify in its notice which Termination Event or Termination Events it is responding to. The closing date specified in the Purchasing Partner's notice shall be no later than 120 days after the Purchasing Partner gives its notice. If the Termination Event is not cured by the 45th day after the Purchasing Partner gives that notice, the Partners shall complete the sale of the Selling Partner's Partnership Interest to the Purchasing Partner on the date specified in the Purchasing Partner's notice. A Termination Event shall be considered "cured" if its adverse effects and anticipated adverse effects on the Partnership and its business and on the Purchasing Partner and the Affiliates of the Purchasing Partner have been cured or prevented, it being understood that some Termination Events may not be curable.

     16.5 Payment and Price. The Purchasing Partner shall pay the purchase price for the Selling Partner's Partnership Interest when the transaction closes. The purchase price shall not be based upon any of the pricing rules set forth in Article 14 or
Article 15. Rather, the purchase price shall consist of the assumption, by the Purchasing Partner, of all the liabilities of the Partnership (but without impact on the existing liabilities of the Selling Partner to the Partnership and to the Purchasing Partner, if any, namely, the liabilities of the Selling Partner to the Partnership and to the Purchasing Partner respecting actions and inactions that precede the closing under this
Article 16), plus an amount, payable in cash, equal to:

          (a)       PI   x   NBV

if the Termination Event is a Fundamental Change, a Bankruptcy
Event or a Material Breach;

          (b)       .85   x   PI   x   NBV

if the Termination Event is a Reputation Event and

          (c)        .5   x   PI   x   NBV

if the Termination Event is an Unauthorized Termination.

where:

          PI   =    the Selling Partner's Percentage Interest


          NBV  =    the net book value of the Partnership's
                    tangible assets plus the Partnership's cash, cash equivalents and receivables minus the Partnership's liabilities, all determined in accordance with GAAP as of the last day of the fiscal quarter last preceding the date that the Purchasing Partner gave its notice under Section 16.4 (except that "NBV" shall not be less than zero)

"NBV" shall be drawn from the relevant financial statements furnished by the Partnership under Section 8.2 of this Agreement, unless a Partner notifies the Partnership and the other Partner in writing within 45 days after receiving those financial statements that it objects to the relevant figures in those statements. The Partners shall attempt in good faith to resolve any such objections in good faith. If they do not succeed within 30 days after the objecting Partner gives its notice, they shall resolve their differences in accordance with Section 20.2 of this Agreement. Any other disagreement regarding the application of this Section 16.5 or any other matter implicated by this
Article 16 shall be resolved as a "Controversy" under
Section 20.1. A failure to resolve the amount of any Damages resulting from a Material Breach by the Selling Partner shall not delay the closing of the purchase and sale of the Selling Partner's Partnership Interest. Instead, the amount of Damages, if any, may be determined after that closing, in which case the Purchasing Partner may elect to deposit, in a third-party escrow pending resolution of its claim, the portion of the purchase price which equals the lesser of the amount of the Damages claimed and 20 percent of the purchase price.

     16.6 The Discounts. As explained in Section 12.1, the Partners intend that this Agreement shall provide the exclusive means by which a Partner may unilaterally dissolve the Partnership. If a Partner nevertheless succeeds in taking such an action in contravention of this Agreement or even attempts to do so (what the Glossary defines as an "Unauthorized Termination"), the Purchasing Partner may not be able to prove the amount of related Damages suffered or likely to be suffered by the Partnership and its business, the Purchasing Partner or the Affiliates of the Purchasing Partner. In addition, if a Reputation Event occurs with respect to a Partner or an Affiliate of a Partner, the Purchasing Partner may not be able to prove the amount of related Damages suffered or likely to be suffered by the Partnership and its business, the Purchasing Partner or the Affiliates of the Purchasing Partner. Rather than impose those difficult, uncertain and expensive burdens on the Purchasing Partner, the Partners believe that the 15 percent discount reflected in Subsection 16.5(b) represents a reasonable estimate of the Damages likely to be incurred as a result of a Reputation Event and that the 50 percent discount reflected in Subsection 16.5(c) represents a reasonable estimate of the Damages likely to be incurred as a result of an Unauthorized Termination. The Partners believe, therefore, that the purchase option provided by this Article 16 and those discounts represent reasonable monetary remedies for the Purchasing Partner and all of its Affiliates under the circumstances indicated.
Accordingly, that option and those discounts shall constitute the Purchasing Partner's and its Affiliates' sole monetary remedy for a Reputation Event or an Unauthorized Termination. Moreover, subject to the next sentence, the purchase option specified in
Section 16.4 shall constitute the Purchasing Partner's and its Affiliates' sole remedy for a Fundamental Change. However, this
Section 16.6 shall in no manner limit the Purchasing Partner's right to obtain injunctive or other non-monetary judicial relief or its arbitral equivalent, whether specific performance to require the sale of a Partnership Interest in accordance with
Article 16, an injunction to prevent an Unauthorized Termination or otherwise.

     16.7 Special Netting Rules. The pricing rules set forth in this Article 16 are subject to the special netting rules set forth in Section 18.12.

     16.8 Information. Each Partner shall provide the other Partner with current information that is not confidential and which bears on any event or development that constitutes, may constitute or could become a Bankruptcy Event respecting that Partner or any Person associated with that Partner identified in paragraphs (d), (e) or (f) (as appropriate) of the definition of "Bankruptcy Event" in the Glossary, a Fundamental Change respecting that Partner (including with respect to certain Affiliates of that Partner, as explained in the definition of "Fundamental Change" in the Glossary) or a Reputation Event respecting that Partner or any Affiliate of that Partner. Each Partner in all events shall promptly furnish the other Partner with:

          (a) all proxy statements, registration statements, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, Schedules 13D, 13G and 14D-1, and other documents filed with the Securities and Exchange Commission by or with respect to that Partner or any Person that Controls that Partner;

          (b)  all notices under the Hart-Scott-Rodino Antitrust
Improvements Act of 1976 filed or received by that Partner or any Person that Controls that Partner and

          (c) all material pleadings in any bankruptcy and other actions and proceedings respecting that Partner or any Person associated with that Partner identified in paragraph (d), (e) or
(f) (as appropriate) in the definition of "Bankruptcy Event" that appears in the Glossary.

                           ARTICLE 17
                   TERMINATION DATE PROCEDURES

     17.1 In General. This Article 17 addresses what happens if the Partnership is dissolved because its term expires. That will happen when the Termination Date occurs, unless the Partnership has already been dissolved by then. If the Partnership is dissolved under this Article 17, the Partnership shall sell its assets and discharge or otherwise provide for its obligations and liabilities. It shall then distribute any remaining assets to the Partners.

     17.2 Sale of Assets. If the Partnership is dissolved under this Article 17, it shall proceed as promptly as possible, albeit prudently, to sell all the Partnership Assets, whether to one purchaser or more than one purchaser, and ideally for cash, plus the assumption by the purchaser of the Partnership's and the Partners' obligations and liabilities. Either Partner may require that this sale or these sales be organized and conducted by a reputable and experienced liquidator (a "Liquidator"). However, in order to do so, a Partner must give the other Partner written notice to that effect before the Termination Date. If the Partners fail to agree on the identity of a Liquidator within 30 days after one Partner gives such a notice, the Liquidator shall be appointed in accordance with the procedures set forth in
Section 20.2 of this Agreement, with the firm selected being experienced in liquidations and not necessarily an accounting firm. While the Partnership Assets are being sold, the business of the Partnership shall be continued with the unsold Partnership Assets in order to maintain their going concern value, to complete transactions in process and to perform and discharge the Partnership's obligations. During that period, the business and affairs of the Partnership shall continue to be governed by this Agreement.

     17.3 Inside Bids. Subject to Section 17.4, either Partner and any Affiliate of either Partner may bid on and purchase any and all Partnership Assets offered for sale under this Article
17. However, again subject to Section 17.4, neither Partner and no Affiliate of either Partner shall have any special advantage in that process. The price and other features of any bid by a Partner or Affiliate of a Partner shall be compared with the price and other features of all other bids as though the Partner or Affiliate were an "outside" bidder.

     17.4 Special Treatment of Outlets. Notwithstanding any other provision of this Article 17, in connection with the Partnership's dissolution the LOS Partner shall be entitled to buy any or all of the Outlets from the Partnership at a price equal to the Outlet Value (see Section 15.3). In order to do that, the LOS Partner must give a written notice to the Designs Partner specifying the Outlet or Outlets it will buy. It must give that notice at least 60 days before the Termination Date.

     17.5 Application of Proceeds. The net proceeds of all sales of Partnership Assets conducted under this Article 17 shall be distributed according to these priorities:

          (a) first, to discharge or provide for all obligations and liabilities of the Partnership, including to Persons that are Affiliates of a Partner, but not to Partners themselves;

          (b) then, to discharge or provide for all obligations and liabilities of the Partnership to the Partners (it being understood that a Partner may not cause an obligation or liability owed to it to be accorded the priority of Subsection 17.5(a) by assigning that obligation or liability to an Affiliate of that Partner) and

          (c) then, to the Partners to the extent of the positive balances (if any) in their Capital Accounts.

For purposes of determining the amounts of any distributions under Subsection 17.5(c), if any Partnership assets are to be distributed in kind they shall be valued by the Liquidator and the Partners' Capital Accounts shall be adjusted in accordance with Subsection 9.1(d).

     17.6 Restoration of Capital Accounts. This Section 17.6 shall apply after:

          (a)  in accordance with this Article 17, the
Partnership has sold or distributed all Partnership Assets and discharged or provided for all Partnership obligations and liabilities;

          (b) in accordance with Article 9, the Partnership has allocated all items of income, gain, loss and deduction, and made all required adjustments to Capital Accounts and

          (c)  all distributions to Partners required by
Section 17.5 have been made.

If, thereafter, a Partner has a negative balance in its Capital
Account, it shall contribute sufficient cash to the capital of the Partnership to eliminate that deficit. The amounts so contributed shall then be distributed as provided in
Section 17.5.

     17.7 Timing. The Partnership shall endeavor to complete the payments, distributions and contributions described in Sections 17.5 and 17.6 by the later of (a) the end of the Fiscal Year during which the Termination Date occurs and (b) 90 days after the Termination Date.

                           ARTICLE 18
              CERTAIN CONSEQUENCES OF TRANSACTIONS

     18.1 In General. This Article 18 sets forth additional rules and consequences of the various transactions covered by Articles 12 through 17 of this Agreement.

     18.2 Transition Principles. The Partners recognize that implementation and completion of the various purchase, sale and dissolution procedures and transactions contemplated by those Articles could substantially disrupt the Partnership's business, the Partnership's employees, customers and suppliers, and the Partnership's relationships with its employees, customers and suppliers. Those procedures and transactions could also adversely affect the Levi's(R) brand and the businesses and reputations of the Partners and their Affiliates. Accordingly, in implementing those procedures, the Partners and their Affiliates shall exercise their reasonable efforts to minimize the disruption and adverse effects, and to maintain and enhance the goodwill of all parties and the Levi's(R) brand. Out-of-pocket expenses, for that effort, shall be defrayed by the Partnership to the extent the Partnership has available cash. However, neither Partner shall be obligated to contribute cash to the Partnership in order to assist the Partnership to defray those expenses. The Partners shall, however, be obligated to perform their then-existing obligations. To accomplish the purposes of this Section 18.2 and also to implement Section 18.6 and deal with all other relevant issues, the Partners in good faith shall develop and implement a transition plan in connection with any such transaction. The business of the Partnership and all Stores, whether or not the subject of the pending transaction, shall at all times be operated in the ordinary course of business.

     18.3 Cooperation to Close. At its own expense unless specified otherwise in an offer accepted in accordance with this Agreement, each Partner and each Affiliate of each Partner shall implement all the procedures and complete all the transactions required or permitted to be implemented and completed under Articles 12 through 17 of this Agreement. Without limitation, that shall include signing and delivering all documents, obtaining all consents from and making all filings with private and governmental third parties, and taking all other actions, both before and after a transaction closes, which are reasonably requested by the other Partner to effect or better memorialize that transaction or the various "transitions" connected with that transaction. Examples are recording memoranda of leases (or, if appropriate at the time, real estate deeds), obtaining consents from landlords and complying with the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

     18.4 Impact on Status of Partnership. If one Partner buys the other Partner's Partnership Interest, whether under
Article 13, 14 or 16, the Partnership shall then be dissolved. The Partnership shall also be dissolved, in this case on the Termination Date, if Article 17 applies. If a Partnership Interest is transferred under Section 12.4 or a Person other than a Partner buys a Partnership Interest under Article 13, the Partnership shall then be reconstituted and shall continue in accordance with the terms of this Agreement, with the non-transferring Partner and the transferee becoming the "Partners" of the reconstituted Partnership. If a Restricted Interest that is not a Partnership Interest is transferred under Section 12.4 or Article 13, the Partnership shall continue in existence. If one Partner acquires one or more OLSs under Article 14 but the Partnership retains any Partnership Assets, the Partnership shall also continue in existence. Likewise, if the LOS Partner acquires one or more Outlets under Article 15 but the Partnership retains any Partnership Assets, the Partnership shall continue in existence.

     18.5 Certain Operational Issues. If the Designs Partner ceases to be a Partner, the Designs Partner shall cease rendering services to the Partnership at the time specified in, and otherwise in accordance with, the Administrative Services Agreement. Thirty days if and after the LOS Partner ceases to be a Partner, the LOS Partner shall cease providing the direction and assistance to the Partnership referred to in Section 6.5 of this Agreement.

     18.6  Intellectual Property.

          (a) Neither Designs nor any Affiliate of Designs may own or operate an OLS. Nor may Designs or any Affiliate of Designs operate an Outlet using the name "Levi's Outlet" (it being understood that, as explained in Subsection 10.1(b), there are circumstances under which Designs may operate an Outlet using the name "Levi's Outlet by Designs"). Accordingly, if the Designs Partner or one of its Affiliates buys the LOS Partner's Partnership Interest, that shall terminate the LOS Sublicense Agreement. And, if the Designs Partner or one of its Affiliates acquires one or more OLSs from the Partnership, that shall terminate the LOS Sublicense Agreement with respect to those OLSs (but no other Stores). In either such case, the Designs Partner and its Affiliates shall then take all steps reasonably requested by the LOS Partner to effect the transition of all relevant Stores to a tradename and trade dress that is not covered by the LOS Sublicense Agreement. The Designs Partner and its Affiliates shall pay the costs of that transition.

          (b) If the LOS Partner or one of its Affiliates buys the Designs Partner's Partnership Interest, that shall terminate the Designs License Agreement. And, if the LOS Partner or one of its Affiliates acquires one or more Stores from the Partnership, that shall terminate the Designs License Agreement with respect to those Stores (but no other Stores). In either such case, the LOS Partner and its Affiliates shall then take all steps reasonably requested by the Designs Partner to effect that termination. The LOS Partner and its Affiliates shall pay the costs of that transition.

     18.7  Product Supply.

          (a) If and after the Designs Partner acquires the LOS Partner's Partnership Interest or one or more OLSs, LS&CO. shall accord all the Stores so acquired by the Designs Partner the same treatment with respect to product supply, distribution policies and trademark usage as LS&CO. then and thereafter accords LS&CO.'s other accounts in the LS&CO. "tier" or other account segment in which those Stores are classified.

          (b) If, as a result of one or more transactions effected under this Agreement, the ownership of any OLS and the ownership of any Outlet diverge (for example, the Partnership retains the Outlet but the Designs Partner acquires the OLS or because the Partnership retains the OLS but the LOS Partner acquires the Outlet), product supply arrangements regarding that OLS and that Outlet shall be governed by whatever policies or arrangements would have applied had that ownership diverged from the outset.

     18.8 Title. Except as otherwise specified in an offer accepted in accordance with this Agreement, when a Partner or Designs sells a Restricted Interest or the Partnership distributes one or more Stores under Article 13, 14, 15, 16 or 17 of this Agreement, it shall furnish the transferee with good title to that Restricted Interest or those Stores free of all Liens other than any continuing restrictions imposed by this Agreement.

     18.9 Expenses. Except as otherwise specified in an offer accepted in accordance with this Agreement, the expenses associated with transactions effected under Article 14 of this Agreement shall be split equally between the LOS Partner and the Designs Partner. The LOS Partner shall pay the expenses associated with a transaction effected under Article 15. The expenses associated with a transaction effected under Article 16 of this Agreement shall be paid by the seller. The "expenses" referred to in this Section 18.9 are such expenses as filing fees (including, for example, filing fees under the Hart-Scott-Rodino Antitrust Improvements Act of 1976), recording fees and transfer (but not income) taxes. They do not include the fees and costs of financial advisors, consultants, attorneys, accountants and other professionals. Those latter items shall be paid by the Person that incurred them unless and to the extent specified otherwise in an offer accepted in accordance with this Agreement.

     18.10 Assumptions. At the closing of any transaction that reconstitutes the Partnership with a new "Partner" (see
Section 18.4), the new Partner shall agree in writing to perform all the obligations of a Partner under this Agreement and the Participation Agreement from and after that closing. At that same time, any and all Persons that Control that new Partner shall agree in writing to be bound by obligations of the same tenor as those imposed by Article 7 of the Participation Agreement.

     18.11 Indemnification. Except as otherwise specified in an offer accepted in accordance with this Agreement:

          (a) if a Partner or its permitted assignee buys the other Partner's Partnership Interest under this Agreement, the purchasing Partner and its assignee (if any) shall indemnify the selling Partner and its Affiliates and hold the selling Partner and its Affiliates harmless from and against any and all Damages that are attributable to actions or inactions that occur after that purchase is completed and which arise from the business that had been the Partnership's business, as that business may have been expanded, contracted or modified after that purchase;

          (b) if a Partner or its permitted assignee buys the other Partner's Partnership Interest under Article 16 of this Agreement, the Purchasing Partner and its assignee (if any) shall indemnify the Selling Partner and its Affiliates with respect to all obligations and liabilities assumed by the Purchasing Partner or its assignee as required by Section 16.5 of this Agreement and

          (c) if a Partner acquires one or more Stores from the Partnership under this Agreement, the acquiring Partner shall indemnify the other Partner, its Affiliates and the Partnership and hold them harmless from and against all Damages that are attributable to actions or inactions that occur after that acquisition is completed and which arise from that Store or Stores or from the business conducted at that Store or Stores.

     18.12 Special Netting Rules. Subsections 14.4(a)(ii), 14.4(b)(ii) and 15.2(b) describe circumstances in which the Partnership will be required to distribute Excess Cash other than in proportion to the Partners' Partnership Interests. If multiple transactions under one or more of those subsections gives rise to a distribution preference to each Partner, those preferences shall be netted, with the difference being distributed to the Partner entitled to the larger preference. In addition, if one Partner acquires the other Partner's Partnership Interest at a time when any such preference or net preference remains unpaid, the purchase price for the Partnership Interest shall be adjusted to reflect that preference. For example, if the Designs Partner buys the LOS Partner's Partnership Interest and the Partnership is obligated to make $500,000 of special distributions of Excess Cash to the Designs Partner as a result of an earlier transaction under Subsection 14.4(a)(ii), 14.4(b)(ii) or 15.2(b), the purchase price for the Partnership Interest shall be reduced by $500,000 and the net amount shall be paid by the appropriate Partner to the appropriate Partner. Accordingly if, as a result of such reduction, the price shall be negative in this example, the LOS Partner shall pay the negative amount to the Designs Partner. By way of further example, if the LOS Partner buys the Designs Partner's Partnership Interest and the Partnership is obligated to make $1 million of special distributions of Excess Cash to the Designs Partner as a result of an earlier transaction under Subsection 14.4(a)(ii) or 14.4(b)(ii), the purchase price for the Partnership Interest shall be increased by $1 million.

                           ARTICLE 19
                     OTHER INDEMNIFICATIONS

     19.1 By the Partnership. Without recourse to the Partners, the Partnership shall indemnify each member of its Management Committee and the Partnership's senior managers and hold them harmless from and against all Damages arising from their actions and inactions in those capacities to the maximum extent that a Delaware corporation is then permitted to indemnify its directors and officers under the Delaware GCL. Also without recourse to the Partners, the Partnership shall advance related defense expenses to the maximum extent then permitted by the Delaware GCL for such directors and senior managers. In addition, the liability of members of the Management Committee for their actions and inactions in that capacity shall be limited by the same principles that Section 102(b)(7) of the Delaware GCL or any successor to that Section authorizes be included in the certificate of incorporation of a Delaware corporation.

     19.2  By a Partner.  Subject to the principles set forth in
Section 16.6 of this Agreement, each Partner shall indemnify the Partnership, the other Partner and the other Partner's Affiliates and hold them harmless from and against all Damages arising out of any breach of any covenant of that Partner contained in this Agreement or the gross negligence or willful misconduct of that Partner or any Affiliate of that Partner respecting the Partnership.

     19.3  Indemnification Rules.  Indemnification under this
Article 19 and under Article 18 shall be governed by the rules set forth in Schedule 19.3 to this Agreement.

                           ARTICLE 20
                       DISPUTE RESOLUTION

     20.1 Controversies. Any Controversy under this Agreement or respecting any of the subjects treated in this Agreement shall be resolved, if possible, by the good faith efforts of the Partners including, if other efforts fail, a face-to-face meeting between a senior manager of the LOS Partner and a senior manager of the Designs Partner. If any Controversy is not settled by such efforts within 30 days after one of the Partners requests such a meeting, either Partner shall be entitled to cause the Controversy to be resolved by an arbitrator employed by JAMS/Endispute. If the Designs Partner initiates arbitration, the arbitration shall be conducted in whichever of Columbus, Ohio or San Francisco, California the LOS Partner chooses. If the
LOS Partner initiates arbitration, the arbitration shall be conducted in Boston, Massachusetts. The arbitration shall be conducted in accordance with JAMS/Endispute's then-applicable Rules of Practice and Procedure for Arbitration. Pending the completion of any arbitration proceeding, payments not in dispute shall continue to be made and obligations not in dispute shall continue to be performed. Except as provided below, such arbitration shall be the Partners' and their Affiliates' exclusive formal means of resolving any such Controversy. The decision of the arbitrator shall be final and binding on the Partners and their Affiliates. Judgment upon any award rendered by the arbitrator may be entered by any state or federal court having jurisdiction. Notwithstanding the foregoing, to preserve rights or prevent or mitigate Damages and in aid of the arbitration process, any party to the arbitration may apply to such a court for temporary or preliminary injunctive or other equitable relief pending the results of the arbitration.
However, if the final decision of the arbitrator is inconsistent with any such relief so obtained, the arbitrator's final decision shall preempt that relief.

     20.2 Certain Accounting Matters. In the case of any unresolved matter that this Agreement directs be resolved in accordance with this Section 20.2, that matter (but no other matter) shall be resolved by an accounting firm that shall be jointly selected by the accounting firms normally used by the Partners. Those accounting firms shall be instructed to select that third firm within 10 days after either Partner invokes this
Section 20.2. The third accounting firm so chosen shall be instructed to resolve the matter in controversy within 30 days after it is selected or as soon thereafter as is reasonable. The Partners and the Partnership shall furnish that third accounting firm with all information it may reasonably request in order to perform its task and meet that schedule. That firm's resolution of the open issues shall bind both Partners and their Affiliates. Each Partner shall pay half of the fees and expenses of that accounting firm.

                           ARTICLE 21
                          MISCELLANEOUS

     21.1 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the permitted successors, assigns and legal representatives of the Partners. However, the Partners shall not assign any of their rights or delegate any of their duties under this Agreement except as expressly provided in this Agreement. Any purported assignment or delegation in violation of this Agreement shall be void.

     21.2 Amendments. All amendments to this Agreement must be in writing and be signed by both Partners and the Partnership. Either Partner may, by written instrument, waive compliance by the other Partner with any of the covenants made for its benefit by the other Partner. Both Partners may, by written instrument, waive compliance by the Partnership with any of the Partnership's covenants in this Agreement.

     21.3 Notices. All notices under this Agreement shall be in writing and shall be deemed to have been duly given only if and when delivered by hand, by overnight delivery service or by telecopier, in all cases with receipt confirmed, to the appropriate addressees and the addresses or telecopier numbers set forth below, or to such other addressees, addresses or telecopier numbers as may be designated by notice given in accordance with this section:

          If to the Designs Partner:
          Designs JV Corp.
          c/o Designs, Inc.
          1244 Boylston Street
          Chestnut Hill, Massachusetts  02167
          Attention:  Chief Executive Officer
          Facsimile:  (617) 734-3406



               with a copy to:

               Designs, Inc.
               1244 Boylston Street
               Chestnut Hill, Massachusetts  02167
               Attention:  General Counsel
               Facsimile:  (617) 734-3406



          If to the LOS Partner:

          LDJV Inc.
          c/o Levi's Only Stores, Inc.
          116 East Chestnut Street
          Columbus, Ohio  43215
          Attention:  President
          Facsimile:  (614) 228-5769



               with a copy to:

               Levi Strauss & Co.
               Levi's Plaza
               1155 Battery Street
               San Francisco, California  94111
               Attention:  General Counsel/LOS
               Facsimile:  (415) 544-7650



          If to the Partnership:

          The Designs/OLS Partnership
          c/o Designs, Inc.
          1244 Boylston Street
          Chestnut Hill, Massachusetts  02167
          Attention:  General Counsel
          Facsimile:  (617) 734-3406



     21.4 Interest Reduction. Nothing in this Agreement shall require the payment of any interest, expense or other charge by any party which, when combined with all other interest, expenses and charges directly or indirectly paid by that party or imposed by any party as a condition to the extension of credit, shall exceed the highest lawful rate permissible under any applicable law. If, but for this provision, this Agreement would require any payment in excess of any such highest lawful rate, this Agreement shall automatically be considered amended so that all interest, charges, expenses and other payments required under this Agreement or so imposed, both individually and in the aggregate, shall be equal to, but no greater than, the highest lawful rate.

     21.5 Partnership as Signatory. Promptly after the Partners sign this Agreement, they shall also sign this Agreement on behalf of the Partnership. The effect of their doing so shall be to confer on the Partnership the right to enforce this Agreement against either or both Partners and to confer on the Partners the right to enforce this Agreement against the Partnership. Decisions regarding the exercise of the Partnership's rights shall be made in accordance with Section 5.11.

     21.6 Counterparts. This Agreement may be signed in one or more counterparts. Each counterpart shall be deemed an original of this Agreement.

     21.7 Entire Agreement. This Agreement (including the Schedules to this Agreement) and the other Transaction Documents contain all the understandings between and among the Partners and their Affiliates with respect to their subject matter. They supersede all prior and contemporaneous agreements and understandings among those parties relating to that subject matter.

     21.8 Expenses. Each party shall pay its own expenses incurred in negotiating and drafting this Agreement and the other
Transaction Documents and in effecting the Closing.

     21.9  Third Party Beneficiaries.  The Partners and the
Partnership may enforce this Agreement. In addition, the Affiliates of the Partners may enforce this Agreement, but only with respect to the covenants which, by their terms, "run" to the benefit of Affiliates. Otherwise, this Agreement shall have no third party beneficiaries.

     21.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts entered into and to be performed within Delaware by Delaware residents.

                 *              *              *



The Partners have signed and delivered this Agreement as of the date that appears in its first paragraph.

                         DESIGNS JV CORP.


                         By  /s/ Joel Reichman
                             Joel Reichman,
                             President



                         LDJV INC.


                         By  /s/ Edward T. Murphy
                             Edward T. Murphy,
                             President

The Partnership's signature below has the effects set forth in
Section 21.5 of this Agreement.

                         THE DESIGNS/OLS PARTNERSHIP



                         By  Designs JV Corp., a Partner


                             By  /s/ Joel Rechman
                                 Joel Reichman,
                                 President



                         By  LDJV Inc., a Partner


                             By  /s/ Edward T. Murphy
                                 Edward T. Murphy,
                                 President







                      PARTNERSHIP AGREEMENT
                               of
                   THE DESIGNS/OLS PARTNERSHIP

                             between
                            LDJV INC.
                               and
                        DESIGNS JV CORP.

                           dated as of
                        January 28, 1995

                        TABLE OF CONTENTS

                                                             Page

ARTICLE 1  - DEFINITIONS . . . . . . . . . . . . . . . . . . .  2

ARTICLE 2  - FORMATION, PURPOSE AND TERM . . . . . . . . . . .  2

     2.1     Formation . . . . . . . . . . . . . . . . . . . .  2
     2.2     Name. . . . . . . . . . . . . . . . . . . . . . .  2
     2.3     Purposes. . . . . . . . . . . . . . . . . . . . .  3
     2.4     Powers. . . . . . . . . . . . . . . . . . . . . .  3
     2.5     Manner of Conducting Business . . . . . . . . . .  3
     2.6     Principal Office. . . . . . . . . . . . . . . . .  3
     2.7     Term. . . . . . . . . . . . . . . . . . . . . . .  4

ARTICLE 3  - INITIAL CAPITAL CONTRIBUTIONS . . . . . . . . . .  4

     3.1     Initial Contribution by the Designs Partner . . .  4
     3.2     Initial Contribution by the LOS Partner . . . . .  4
     3.3     Partnership Interests . . . . . . . . . . . . . .  5
     3.4     Assumption of Commitments . . . . . . . . . . . .  5

ARTICLE 4  - FUTURE CAPITAL SOURCES. . . . . . . . . . . . . .  5

     4.1     In General. . . . . . . . . . . . . . . . . . . .  5
     4.2     Guaranties and Other Contributions and
             Borrowings. . . . . . . . . . . . . . . . . . . .  6
     4.3     Consequences of Failure to Fund . . . . . . . . .  6

ARTICLE 5  - MANAGEMENT. . . . . . . . . . . . . . . . . . . .  8

     5.1     In General. . . . . . . . . . . . . . . . . . . .  8
     5.2     Membership. . . . . . . . . . . . . . . . . . . .  9
     5.3     Chair . . . . . . . . . . . . . . . . . . . . . . 10
     5.4     Quorum. . . . . . . . . . . . . . . . . . . . . . 10
     5.5     Voting. . . . . . . . . . . . . . . . . . . . . . 10
     5.6     Meetings. . . . . . . . . . . . . . . . . . . . . 11
     5.7     Notices . . . . . . . . . . . . . . . . . . . . . 12
     5.8     Subcommittees . . . . . . . . . . . . . . . . . . 12
     5.9     Major Actions . . . . . . . . . . . . . . . . . . 13
     5.10    Matters for Management Committee. . . . . . . . . 17
     5.11    Special Rules for Insider Transactions. . . . . . 18
     5.12    No Dissolution. . . . . . . . . . . . . . . . . . 20
     5.13    Access. . . . . . . . . . . . . . . . . . . . . . 21
     5.14    Compensation. . . . . . . . . . . . . . . . . . . 21

ARTICLE 6  - SENIOR MANAGERS, EMPLOYEES AND OPERATIONS . . . . 22

     6.1     In General. . . . . . . . . . . . . . . . . . . . 22
     6.2     Senior Managers in General. . . . . . . . . . . . 22
     6.3     Duties of the GM. . . . . . . . . . . . . . . . . 22
     6.4     Store Employees . . . . . . . . . . . . . . . . . 23
     6.5     Assistance by the LOS Partner . . . . . . . . . . 23
     6.6     Administrative Services by Designs. . . . . . . . 23

ARTICLE 7  - BUSINESS PLAN . . . . . . . . . . . . . . . . . . 24

ARTICLE 8  - ACCOUNTANTS AND FINANCIAL STATEMENTS. . . . . . . 25

     8.1     Accountants . . . . . . . . . . . . . . . . . . . 25
     8.2     Financial Statements. . . . . . . . . . . . . . . 25
     8.3     Store Specific Information. . . . . . . . . . . . 26
     8.4     Access. . . . . . . . . . . . . . . . . . . . . . 27

ARTICLE 9  - CAPITAL ACCOUNTS, DISTRIBUTIONS, ALLOCATIONS
             AND TAX MATTERS . . . . . . . . . . . . . . . . . 28

     9.1     Capital Accounts. . . . . . . . . . . . . . . . . 28
     9.2     No Interest on Capital. . . . . . . . . . . . . . 30
     9.3     Cash Distributions. . . . . . . . . . . . . . . . 30
     9.4     General Allocations . . . . . . . . . . . . . . . 32
     9.5     Other Allocation Rules. . . . . . . . . . . . . . 33
     9.6     Tax Returns . . . . . . . . . . . . . . . . . . . 34
     9.7     Tax Matters Partner . . . . . . . . . . . . . . . 36
     9.8     Duties of Tax Matters Partner . . . . . . . . . . 36
     9.9     Code Section 754. . . . . . . . . . . . . . . . . 37

ARTICLE 10 - PARTNERSHIP OPPORTUNITIES . . . . . . . . . . . . 38

     10.1    Within the Territory. . . . . . . . . . . . . . . 38
     10.2    Outside the Territory . . . . . . . . . . . . . . 39
     10.3    Opportunities Defined.. . . . . . . . . . . . . . 40
     10.4    The Designs Partner and Its Affiliates. . . . . . 41
     10.5    The LOS Partner and Its Affiliates. . . . . . . . 42
     10.6    Non-Obligation. . . . . . . . . . . . . . . . . . 42
     10.7    Other Activities. . . . . . . . . . . . . . . . . 43
     10.8    Use of Certain Rights . . . . . . . . . . . . . . 43

ARTICLE 11 - OVERVIEW REGARDING PURCHASES, SALES AND
             DISSOLUTION . . . . . . . . . . . . . . . . . . . 44

     11.1    Subject Matter. . . . . . . . . . . . . . . . . . 44
     11.2    Function of Each Article. . . . . . . . . . . . . 44
     11.3    Certain Relationships . . . . . . . . . . . . . . 45
     11.4    Assumption. . . . . . . . . . . . . . . . . . . . 50
     11.5    Timing. . . . . . . . . . . . . . . . . . . . . . 51

ARTICLE 12 - EXCLUSIVITY OF RIGHTS . . . . . . . . . . . . . . 52

     12.1    In General. . . . . . . . . . . . . . . . . . . . 52
     12.2    Waivers . . . . . . . . . . . . . . . . . . . . . 52
     12.3    Restrictions on Transfers . . . . . . . . . . . . 52
     12.4    Transfers to Certain Affiliates . . . . . . . . . 53

ARTICLE 13 - CERTAIN TRANSFERS OF DESIGNS RESTRICTED
             INTEREST. . . . . . . . . . . . . . . . . . . . . 53

     13.1    In General. . . . . . . . . . . . . . . . . . . . 53
     13.2    Qualified Transferee Status . . . . . . . . . . . 54
     13.3    Elections . . . . . . . . . . . . . . . . . . . . 55
     13.4    Acceptance. . . . . . . . . . . . . . . . . . . . 56
     13.5    Rejection . . . . . . . . . . . . . . . . . . . . 56
     13.6    Continuance of Restrictions . . . . . . . . . . . 56

ARTICLE 14 - SPECIAL PURCHASE AND SALE RIGHTS
             FOR OLSs AND PARTNERSHIP INTERESTS. . . . . . . . 57

     14.1    In General. . . . . . . . . . . . . . . . . . . . 57
     14.2    Initiating the Process. . . . . . . . . . . . . . 59
     14.3    Ownership Assumption. . . . . . . . . . . . . . . 62
     14.4    Procedure as Initiated by the Designs Partner . . 63
     14.5    Procedure as Initiated by the LOS Partner . . . . 67
     14.6    LOS Partner Offer to Acquire. . . . . . . . . . . 67
     14.7    LOS Partner Offer that the Designs Partner
             Acquire . . . . . . . . . . . . . . . . . . . . . 74
     14.8    Special Netting Rules . . . . . . . . . . . . . . 77
     14.9    Affiliates as Purchasers. . . . . . . . . . . . . 77
     14.10   Stock Alternative . . . . . . . . . . . . . . . . 77

ARTICLE 15 - SPECIAL PURCHASE RIGHTS FOR OUTLETS . . . . . . . 78

     15.1    In General. . . . . . . . . . . . . . . . . . . . 78
     15.2    Procedure . . . . . . . . . . . . . . . . . . . . 78
     15.3    Pricing . . . . . . . . . . . . . . . . . . . . . 79
     15.4    Verification of Outlet Value. . . . . . . . . . . 80
     15.5    Termination of Rights . . . . . . . . . . . . . . 82
     15.6    Special Netting Rules . . . . . . . . . . . . . . 82
     15.7    Affiliate as Purchaser. . . . . . . . . . . . . . 82

ARTICLE 16 - TERMINATION EVENTS. . . . . . . . . . . . . . . . 83

     16.1    In General. . . . . . . . . . . . . . . . . . . . 83
     16.2    Types of Termination Events . . . . . . . . . . . 83
     16.3    Partner Entitled to Buy . . . . . . . . . . . . . 83
     16.4    Purchase Procedures . . . . . . . . . . . . . . . 85
     16.5    Payment and Price . . . . . . . . . . . . . . . . 85
     16.6    The Discounts . . . . . . . . . . . . . . . . . . 88
     16.7    Special Netting Rule. . . . . . . . . . . . . . . 89
     16.8    Information . . . . . . . . . . . . . . . . . . . 89

ARTICLE 17 - TERMINATION DATE PROCEDURES . . . . . . . . . . . 91

     17.1    In General. . . . . . . . . . . . . . . . . . . . 91
     17.2    Sale of Assets. . . . . . . . . . . . . . . . . . 91
     17.3    Inside Bids . . . . . . . . . . . . . . . . . . . 92
     17.4    Special Treatment of Outlets. . . . . . . . . . . 92
     17.5    Application of Proceeds . . . . . . . . . . . . . 93
     17.6    Restoration of Capital Accounts . . . . . . . . . 93
     17.7    Timing. . . . . . . . . . . . . . . . . . . . . . 94

ARTICLE 18 - CERTAIN CONSEQUENCES OF TRANSACTIONS. . . . . . . 95

     18.1    In General. . . . . . . . . . . . . . . . . . . . 95
     18.2    Transition Principles . . . . . . . . . . . . . . 95
     18.3    Cooperation to Close. . . . . . . . . . . . . . . 96
     18.4    Impact on Status of Partnership . . . . . . . . . 96
     18.5    Certain Operational Issues. . . . . . . . . . . . 97
     18.6    Intellectual Property . . . . . . . . . . . . . . 98
     18.7    Product Supply. . . . . . . . . . . . . . . . . . 99
     18.8    Title . . . . . . . . . . . . . . . . . . . . . . 99
     18.9    Expenses. . . . . . . . . . . . . . . . . . . . .100
     18.10   Assumptions . . . . . . . . . . . . . . . . . . .100
     18.11   Indemnification . . . . . . . . . . . . . . . . .101
     18.12   Special Netting Rules . . . . . . . . . . . . . .102

ARTICLE 19 - OTHER INDEMNIFICATIONS. . . . . . . . . . . . . .103

     19.1    By the Partnership. . . . . . . . . . . . . . . .103
     19.2    By a Partner. . . . . . . . . . . . . . . . . . .104

ARTICLE 20 - DISPUTE RESOLUTION. . . . . . . . . . . . . . . .104

     20.1    Controversies . . . . . . . . . . . . . . . . . .104
     20.2    Certain Accounting Matters. . . . . . . . . . . .105

ARTICLE 21 - MISCELLANEOUS . . . . . . . . . . . . . . . . . .106

     21.1    Successors and Assigns. . . . . . . . . . . . . .106
     21.2    Amendments. . . . . . . . . . . . . . . . . . . .107
     21.3    Notices . . . . . . . . . . . . . . . . . . . . .107
     21.4    Interest Reduction. . . . . . . . . . . . . . . .108
     21.5    Partnership as Signatory. . . . . . . . . . . . .109
     21.6    Counterparts. . . . . . . . . . . . . . . . . . .109
     21.7    Entire Agreement. . . . . . . . . . . . . . . . .109
     21.8    Expenses. . . . . . . . . . . . . . . . . . . . .110
     21.9    Third Party Beneficiaries . . . . . . . . . . . .110
     21.10   Governing Law . . . . . . . . . . . . . . . . . .111


Schedules

5.2   Management Committee
6.2   Senior Managers
8.3   Rules for Preparing Asset Statements
19.3  Indemnification Rules